STOCK PURCHASE AGREEMENT

			    by and among

			  LEGG MASON, INC.,

		      ROYCE & ASSOCIATES, INC.

	      THE SHAREHOLDERS OF ROYCE & ASSOCIATES, INC.

				 and

			ROYCE MANAGEMENT COMPANY





		       Dated as of July 16, 2001

			  STOCK PURCHASE AGREEMENT

			     TABLE OF CONTENTS
									 Page
SECTION 1.  PURCHASE OF R&A SHARES; PURCHASE OF RMC ASSETS                  2
1.1         General                                                         2
1.2         Asset Purchase; Closing Purchase Price; Delivery of R&A Shares  2
1.3         Release of Applicable Cost Overruns Escrow; Additional Payments 3
1.4         Time and Place of Closing                                       6
1.5         Further Assurances                                              6
1.6         Transfer Taxes                                                  6
1.7         Contingent Payments                                             6
1.8         Stock Consideration                                            11

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF R&A                          13
2.1         Making of Representations and Warranties                       13
2.2         Organization and Qualification of R&A, RFS and RMC             14
2.3         Capital Stock of R&A; Partnership Interests of RMC             14
2.4         Subsidiaries; Investments                                      15
2.5         Authority of the Royce Companies.                              15
2.6         Real Property                                                  16
2.7         Investment Advisory Activities                                 16
2.8         Financial Statements                                           18
2.9         Taxes                                                          20
2.10        Absence of Certain Changes                                     21
2.11        Intellectual Property                                          21
2.12        Contracts                                                      21
2.13        Litigation                                                     22
2.14        Compliance with Laws                                           23
2.15        Finder's Fee                                                   23
2.16        Employee Benefit Programs                                      23
2.17        Directors, Officers and Employees                              25
2.18        Title to Personal Property and Related Matters                 26
2.19        Related Party Transactions.                                    26
2.20        Insurance                                                      26
2.21        Certain Regulatory Matters                                     26
2.22        Securities Act Matters                                         27

SECTION 3.  COVENANTS OF R&A                                               27
3.1         Making of Covenants and Agreements                             27
3.2         Consents from Clients other than Fund Clients                  27
3.3         Fund Client Approvals.                                         28
3.4         Authorization from Others                                      29
3.5         Conduct of Business                                            29
3.6         Financial Statements                                           31
3.7         Access                                                         31

3.8         Consummation of Agreement                                      32
3.9         Cooperation of R&A                                             32
3.10        Updated Representations and Warranties                         32
3.11        Closing Bonus Payments                                         32
3.12        Restricted Activities of CMR                                   32

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER                 35
4.1         Making of Representations and Warranties                       35
4.2         Organization of the Acquirer                                   35
4.3         Authority of the Acquirer                                      35
4.4         Capitalization                                                 36
4.5         Litigation                                                     37
4.6         Consent Solicitation Materials                                 37
4.7         SEC Reports                                                    37
4.8         Finder's Fee                                                   37
4.9         Absence of Certain Changes                                     37

SECTION 5.  COVENANTS OF THE ACQUIRER                                      37
5.1         Making of Covenants and Agreements                             37
5.2         Employee Benefits                                              37
5.3         Section 15 of the Investment Company Act                       39
5.4         Authorization from Others                                      39
5.5         Consummation of Agreement                                      39
5.6         Cooperation of the Acquirer                                    39
5.7         Indemnification and Insurance.                                 39
5.8         Structural Covenants Related to Contingent Payments            40
5.9         Updated Representations and Warranties                         41
5.10        Excluded RMC Funds                                             41
5.11        Location of Offices                                            41
5.12        Acquirer Right to Substitute Wholly-Owned Subsidiaries         42

SECTION 6.  CONDITIONS TO THE OBLIGATIONS OF THE ACQUIRER                  42
6.1         Illegality; Injunction                                         42
6.2         Representations, Warranties and Covenants.                     42
6.3         Advisory Contract Consents                                     43
6.4         Other Approvals                                                44
6.5         Legal Opinion                                                  45
6.6         Other Transaction Documents                                    45
6.7         Working Capital                                                45
6.8         Section 15 Compliance                                          45
6.9         Asset Purchase                                                 45

SECTION 7.  CONDITIONS TO OBLIGATIONS OF R&A, THE R&A SHAREHOLDERS
	    AND RMC                                                        45
7.1         Illegality; Injunction                                         45
7.2         Representations, Warranties and Covenants.                     45

7.3         Other Approvals                                                46
7.4         Section 15 Compliance                                          46
7.5         Legal Opinion                                                  46
7.6         Other Transaction Documents                                    46
7.7         Asset Purchase                                                 46

SECTION 8.  TERMINATION OF AGREEMENT; EFFECT OF THE CLOSING                46
8.1         Termination                                                    47
8.2         Effect of Termination                                          47
8.3         Effect of Closing                                              47


SECTION 9.  TAX MATTERS                                                    47
9.1         Section 338(h)(10) Election                                    47
9.2         Tax Returns and Payments.                                      48
9.3         Tax Cooperation and Exchange of Information                    49
9.4         Allocation of Taxable Income                                   50

SECTION 10. SURVIVAL; INDEMNIFICATION                                      50
10.1        Survival of Representations, Warranties and Covenants          50
10.2        Indemnification by the R&A Shareholders                        50
10.3        Limitations on Indemnification by the R&A Shareholders         51
10.4        Indemnification by the Acquirer                                51
10.5        Limitation on Indemnification by the Acquirer                  52
10.6        Notice; Defense of Claims                                      52
10.7        No Right of Setoff; Insurance, Tax and Other Benefits.         53
10.8        Indemnification Payments                                       54

SECTION 11. DEFINITIONS                                                    54

SECTION 12. MISCELLANEOUS                                                  65
12.1        Fees and Expenses                                              66
12.2        Dispute Resolution                                             66
12.3        Waivers                                                        66
12.4        Governing Law                                                  67
12.5        Notices                                                        67
12.6        Entire Agreement                                               68
12.7        Assignability; Binding Effect                                  68
12.8        No Third Party Beneficiaries                                   68
12.9        Captions and Gender                                            68
12.10       Execution in Counterparts                                      68
12.11       Amendments                                                     69
12.12       Publicity and Disclosures                                      69
12.13       Consent to Jurisdiction                                        69

				   SCHEDULES

Schedule 1.2    -       Allocation of Closing Purchase Price
Schedule 2.2    -       Jurisdictions of Qualification
Schedule 2.3    -       Capitalization
Schedule 2.4    -       Subsidiaries; Investments; Profit Sharing Agreements
Schedule 2.5    -       Approvals
Schedule 2.6    -       Real Property
Schedule 2.7    -       Assets Under Management
Schedule 2.8    -       Financial Statements
Schedule 2.9    -       Taxes
Schedule 2.10   -       Adverse Changes
Schedule 2.11   -       Intellectual Property
Schedule 2.12   -       Contracts
Schedule 2.13   -       Litigation
Schedule 2.14   -       Compliance with Laws
Schedule 2.15   -       Finder's Fee
Schedule 2.16   -       Employee Benefits
Schedule 2.17   -       Directors, Officers and Employees
Schedule 2.18   -       Title to Personal Property
Schedule 2.19   -       Related Party Transactions
Schedule 2.20   -       Insurance
Schedule 3.5    -       Conduct of Business
Schedule 4.7    -       SEC Reports
Schedule 6.5    -       Legal Opinion of R&A
Schedule 6.6    -       Employment Agreements
Schedule 7.5    -       Legal Opinion of the Acquirer
Schedule 9.1(b) -       Purchase Price Allocation


			      EXHIBITS

Exhibit A               Revenue Sharing Agreement
Exhibit B               Employment Agreements
Exhibit C               Closing Bonus Agreements

STOCK PURCHASE AGREEMENT (the "Agreement"), entered into as of July
16, 2001, by and among Legg Mason, Inc., a Maryland corporation
(the "Acquirer"), Royce & Associates, Inc., a New York corporation ("R&A"), the shareholders of R&A identified on Schedule 2.3 (the "R&A Shareholders") and Royce Management Company, a Connecticut general partnership
("RMC" and, collectively with R&A, the "Royce Companies").


			      W I T N E S S E T H

	WHEREAS, R&A and RMC are engaged in the business of providing asset management and related client services (the "Royce Business");

	WHEREAS, as of the date hereof (i) Charles M. Royce ("CMR") owns of record and beneficially all of the issued and outstanding shares of voting capital stock of R&A (the "R&A Voting Shares") and (ii) those R&A Shareholders so identified on Schedule 2.3 own of record and beneficially all of the issued and outstanding shares of non-voting capital stock of R&A (the "R&A Non-Voting Shares" and, collectively with the R&A Voting Shares, the "R&A Shares");

	WHEREAS, on the terms and subject to the conditions set forth herein,
(i) the Acquirer has agreed to purchase from the R&A Shareholders, and the R&A Shareholders have agreed to sell to the Acquirer, at the Closing all of the R&A Shares, and (ii) R&A has agreed to form a limited liability company under the laws of the State of Delaware ("New RMC"), and to cause New RMC to purchase from RMC, and RMC has agreed to sell to New RMC, as of immediately prior to the Closing, substantially all of the assets and liabilities of RMC;

	WHEREAS, in connection with the transactions contemplated hereby, R&A and the Acquirer have entered into a Revenue Sharing Agreement of even date herewith that is attached hereto as Exhibit A (the "Revenue Sharing Agreement"), such Revenue Sharing Agreement to become effective as of (and subject to) the Closing; and

	WHEREAS, in connection with the transactions contemplated hereby,
(i) each of CMR, W. Whitney George, Boniface A. Zaino, John D. Diederich, Jack E. Fockler, Jr., Joanne J. Newgard and Howard J. Kashner has entered into an Employment Agreement with R&A of even date herewith that is attached hereto as Exhibit B (collectively, the "Employment Agreements"),the employment term provided for therein to become effective as of (and subject to) the Closing, and (ii) each of W. Whitney George, Boniface A. Zaino,
John D. Diederich, Jack E. Fockler, Jr., Joanne J. Newgard and Howard J. Kashner has entered into a Closing Bonus Agreement with R&A of even date herewith that is attached hereto as Exhibit C (collectively, the "Closing Bonus Agreements"), each such Closing Bonus Agreement to become effective as of (and subject to) the Closing; and

	WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions provided for herein.

	NOW, THEREFORE, in order to consummate the transactions contemplated hereby, and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto agree as follows:


SECTION 1.  PURCHASE OF R&A SHARES; PURCHASE OF RMC ASSETS

	    1.1 General. Upon the terms and subject to the conditions contained in this Agreement, (i) R&A hereby agrees to cause New RMC (A) to purchase from RMC, and RMC hereby agrees to sell to New RMC, effective as of immediately prior to the Closing, all of the RMC Assets (other than RMC Excluded Assets) and (B) to assume from RMC, effective as of immediately prior to the Closing, all of the Assumed RMC Obligations (collectively, the "Asset Purchase"), and (ii) the Acquirer hereby agrees to purchase from each R&A Shareholder, and each R&A Shareholder hereby agrees to sell to the Acquirer, at the Closing all of the R&A Shares owned by such R&A Shareholder, free and clear of any Claims (other than any Claims created by the Acquirer or by the Transaction Documents) (collectively, the "Stock Purchase").

	    1.2   Asset Purchase; Closing Purchase Price; Delivery of R&A
		  Shares.

	    (a) (i) Upon the terms and subject to the conditions contained in this Agreement, effective as of immediately prior to the Closing, RMC hereby contributes, assigns and transfers to New RMC all of RMC's right, title and interest in and to all of the RMC Assets
(other than the RMC Excluded Assets); (ii) in consideration of the transfer of the RMC Assets (other than the RMC Excluded Assets) made pursuant to Section 1.2(a)(i), (A) RMC hereby assigns and transfers to New RMC, effective as of immediately prior to the Closing, all of the Assumed RMC Obligations, and New RMC hereby assumes from RMC, effective as of immediately prior to the Closing, all of the Assumed RMC
Obligations and agrees to pay, discharge and perform, in the ordinary course and otherwise, all of the Assumed RMC Obligations from and after the Closing (provided that such assumption of obligations shall not enlarge or enhance the rights of any third party), and (B) New RMC shall deliver to RMC (by wire transfer of immediately available funds) an amount equal to the aggregate capital account balances of RMC in the Private Fund Clients of RMC (other than any portion thereof constituting Excluded RMC Assets); (iii) from and after the Closing, New RMC shall indemnify and hold harmless RMC, the RMC Partners and the officers and employees of RMC from and against any and all damages, liabilities, losses, costs and expenses which may be sustained or suffered by any of them to the extent arising out of, resulting from or relating to any of the Assumed RMC Obligations (including without limitation New RMC's failure to perform its obligations under Section 1.2(a)(ii) hereof); prior to the Closing, R&A shall cause New RMC to become a party to this Agreement solely for purposes of expressly assuming its obligations under this Section 1.2(a) (and the parties hereto hereby consent to New RMC so becoming a party hereto).

	     (b) Upon the terms and subject to the conditions contained in this Agreement, at the Closing the Acquirer shall deliver by wire transfer of immediately available funds (i) to the R&A Shareholders, at bank accounts to be designated in writing by R&A to the Acquirer at least three (3) Business Days prior to the Closing Date, an aggregate amount equal to the Closing Purchase Price (subject to reduction as provided in

Section 1.8 below to the extent Acquirer Shares are delivered in partial payment of the Closing Purchase Price) minus ten million dollars ($10,000,000), and (ii) to an escrow account established for the benefit of the R&A Shareholders pursuant to the Applicable Cost Overruns Escrow Agreement, an amount equal to ten million dollars ($10,000,000)
(the "Applicable Cost Overruns Escrow Account Deposit"), collectively in partial consideration for the sale of the R&A Shares to the Acquirer; that portion of the Closing Purchase Price delivered to the R&A Shareholders in immediately available funds as of the Closing shall be paid to the individual R&A Shareholders in the specific percentages set forth in
Schedule 1.2 hereto.

	      (c) At the Closing, upon the terms and subject to the conditions contained in this Agreement, each R&A Shareholder shall deliver to the Acquirer all of the certificates representing such R&A Shareholder's R&A Shares, duly endorsed for transfer to the Acquirer or accompanied by duly executed stock powers, with all requisite state and federal transfer stamps affixed thereto.

	      1.3   Release of Applicable Cost Overruns Escrow; Additional
		    Payments.

	      (a) The Applicable Cost Overruns Escrow Account Deposit will be invested while held in escrow by the CMR Representative (or its designee) in accordance with the provisions relating thereto set forth in the Applicable Cost Overruns Escrow Agreement, and shall be distributed at the end of each Applicable Year as follows (until such time as no further funds remain in escrow pursuant to the Applicable Cost Overruns Escrow Agreement):

	      (i) In the case of each Applicable Year, in the event that the Applicable Cost Overruns for such Applicable Year were greater than zero dollars ($0), an amount equal to the Applicable Cost Overruns for such Applicable Year shall be distributed to the Acquirer (up to the entire remaining Applicable Cost Overruns Escrow Account Deposit, including the earnings resulting from the investment thereof) promptly following the determination of the amount of such distribution pursuant to Section 1.3(c) hereof; provided, however, that the amount of the distribution to the Acquirer from the Applicable Cost Overruns Escrow Account Deposit in respect of any Applicable Year shall in no event (together with any payments required to be made by the R&A Shareholders to the Acquirer pursuant to Section 1.3(b) hereof) exceed the aggregate "Special Bonus Payments" required to be made by R&A during such Applicable Year pursuant to Section 3.1(d) of those Employment Agreements containing provisions relating to "Special Bonus Payments";

	      (ii) In the case of each Applicable Year, following the making of any distribution required to be made to the Acquirer pursuant to Section 1.3(a)(i) in respect of such Applicable Year, an amount equal to the excess (if any) of (A) the remaining Applicable Cost Overruns Escrow Account Deposit (including the earnings resulting from the investment thereof) over (B) ten million dollars ($10,000,000) (in the case of each of the first two Applicable Years following the Closing), or five million dollars ($5,000,000) (in the case of each Applicable Year thereafter), shall be distributed to the R&A Shareholders promptly following the determination of the amount of such distribution pursuant to Section 1.3(c) hereof (with such distribution to be made in the same respective percentages that the Closing Purchase Price was paid to them; and

	      (iii) In the case of the sixth (6th) Applicable Year following the Closing, any remaining portion of the Applicable Cost Overruns Escrow Account Deposit (including the earnings resulting from the investment thereof) which remains in escrow as of the end of such sixth (6th) Applicable Year (following the making of any distribution required to be made to the Acquirer pursuant to Section 1.3(a)(i) in respect of such Applicable Year) promptly shall be distributed to the R&A Shareholders (with such distribution to be made in the same respective percentages that the Closing Purchase Price was paid to them).

	      Each distribution required to be made to the R&A Shareholders from the Applicable Cost Overruns Escrow Account Deposit pursuant to this
    Section 1.3(a) shall be so distributed by wire transfer of immediately available funds to bank accounts designated in writing by the CMR Representative to the escrow agent under the Applicable Cost Overruns Escrow Agreement at least three (3) Business Days prior to the date of any such distribution (or, in the absence of such a written designation by the CMR Representative, to the same bank accounts used for the payment of the cash portion of the Closing Purchase Price).

	      (b) To the extent that the Applicable Cost Overruns for any Applicable Year exceed the remaining Applicable Cost Overruns Escrow Account Deposit (including the earnings resulting from the investment thereof) available to be distributed to the Acquirer pursuant to
Section 1.3(a) hereof, the R&A Shareholders shall pay the amount of such shortfall to the Acquirer (promptly following the determination of the amount of any such payment pursuant to Section 1.3(c) hereof) by transfer of immediately available funds to a bank account designated in writing by the Acquirer to the CMR Representative at least three (3) Business Days prior to the date of such payment (with any such payment to be made by the individual R&A Shareholders in the same respective percentages that the Closing Purchase Price was paid to them); provided, however, that the amount of the aggregate payment required to be made by the R&A Shareholders to the Acquirer pursuant to this Section 1.3(b) in respect of any Applicable Year shall in no event (together with any distribution required to be made to the Acquirer from the Applicable Cost Overruns Escrow Account Deposit pursuant to Section 1.3(a) hereof) exceed the aggregate "Special Bonus Payments" required to be made by R&A during such Applicable Year pursuant to Section 3.1(d) of those Employment Agreements containing provisions relating to "Special Bonus Payments".

	      (c) As promptly as practicable following the end of each Applicable Year (and in any event not later than ten (10) Business Days following the finalization of the relevant dollar amounts under the Revenue Sharing Agreement relating to such calculations), the Acquirer shall cause to be prepared and delivered to the CMR Representative a written statement setting forth the amounts of any Applicable Cost Overruns for such Applicable Year and the distributions and any additional payments required to be made pursuant to Sections 1.3(a), 1.3(b) and 1.3(d) hereof (including a calculation of the components thereof in reasonable detail) (each, an "Applicable Cost Overruns Statement").

	      The CMR Representative (and its agents and advisors) shall have the right to review (and copy) the work papers, schedules, memoranda and other documents and information prepared or reviewed by or for the Acquirer in connection with the preparation of the Applicable Cost Overruns Statement and to communicate with those persons who conducted such preparation and review, and the Acquirer shall (and shall cause its Affiliates, accountants and other outside service providers to) cooperate in good faith with the CMR Representative and its agents and advisors, and provide them with reasonable access to the books and records of the Acquirer and such other information as they may reasonably request, in each case in connection with their review of each Applicable Cost Overruns Statement.

	      Within ten (10) Business Days after the CMR Representative's receipt of an Applicable Cost Overruns Statement, the CMR Representative shall notify the Acquirer in writing of any objection to such Applicable Cost Overruns Statement, specifying in reasonable detail any such objections (and if the CMR Representative fails to notify the Acquirer of any objections within such period, the CMR Representative shall be deemed to have agreed to the Applicable Cost Overruns Statement as prepared by the Acquirer). If the CMR Representative does not so object, or if the CMR Representative and the Acquirer agree on the resolution of all such objections, the written statement shall be final and binding on all parties hereto. The Acquirer and the CMR Representative shall negotiate in good faith to attempt to resolve any such objections, provided that each of the Acquirer and the CMR Representative shall have the right at any time after at least two (2) Business Days of negotiation to unilaterally terminate in writing such negotiations. Not later than five (5) Business Days after either the Acquirer or the CMR Representative shall have terminated such negotiations, all such disputed items shall be submitted for resolution to the Accounting Firm, and each of the Acquirer and the CMR Representative shall include in such submission their calculations, work papers, schedules, memoranda and other documents and information used in connection with the preparation and review of the Applicable Cost Overruns Statement, and shall cooperate with the Accounting Firm in good faith to resolve such disputed items (including by providing the Accounting Firm with the access described in the immediately preceding paragraph). The Acquirer and the CMR Representative shall use their reasonable best efforts to cause a written report of the Accounting
Firm resolving the disputed items to be rendered within ten (10) Business Days of its appointment. The fees and expenses of the Accounting Firm shall be borne fifty percent (50%) by the Acquirer and fifty percent (50%) by the R&A Shareholders (such fees and expenses to be borne ratably by the R&A Shareholders in proportion to their respective shares of the consideration received at the Closing hereunder, and promptly reimbursed to the CMR Representative upon its request), and the written report of the Accounting Firm resolving such disputed items shall be final and binding on all parties hereto.

	      (d) To the extent that the investment of the Applicable Cost Overruns Escrow Account Deposit during any Applicable Year has resulted in net investment losses with respect to such Applicable Cost Overruns Escrow Account Deposit (taken at fair market value), prior to the making of any distributions from the Applicable Cost Overruns Escrow Account Deposit pursuant to Section 1.3(a) with respect to such Applicable Year, the R&A Shareholders shall deposit additional funds into the Applicable Cost Overruns Escrow Account Deposit (with any such deposit to be made by the individual R&A Shareholders in the same respective percentages that the Closing Purchase Price was paid to them) in an amount equal to the lesser of (i) the amount of the net investment losses resulting during such Applicable Year from the investment of the Applicable Cost Overruns Escrow Account Deposit or (ii) the amount necessary to cause the Applicable Cost Overrun Escrow Account Deposit to equal (A) ten million dollars ($10,000,000) (in the case of each of the first two Applicable Years following the Closing) or (B) five million dollars ($5,000,000) (in the case of each Applicable Year thereafter).

	       (e) Promptly following the receipt by the Acquirer of any distribution or other payment (whether received from the Applicable Cost Overruns Escrow Account Deposit or directly from the R&A Shareholders) pursuant to the preceding provisions of this Section 1.3, the Acquirer shall make a cash contribution to the capital of R&A in an amount equal to the amount of such distribution or other payment received by the Acquirer pursuant to the preceding provisions of this Section 1.3, and the gross amount of such capital contribution shall be utilized by R&A in the manner contemplated by the second sentence of Section
1(c)(i) of the Revenue Sharing Agreement to pay the expenses and expenditures of R&A and its subsidiaries giving rise to the Applicable
Cost Overruns that resulted in such distribution or other payment being made to the Acquirer under this Section 1.3.

		1.4 Time and Place of Closing. The closing of the Stock Purchase (the "Closing") shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York at 10:00 a.m. local time on the date of the Closing (the "Closing Date"), which shall be (subject to the proviso contained in Section 1.8(a) hereof) (i)
October 1, 2001, in the event that each of the conditions set forth in Sections 6 (other than Section 6.5) and 7 (other than Section 7.5) were fulfilled or waived as of three (3) Business Days prior to October 1, 2001, or (ii) the first Business Day of the first calendar month following October 2001 with respect to which each of the conditions set forth in Sections 6 (other than Section 6.5) and 7 (other than Section 7.5) were fulfilled or waived as of three (3) Business Days prior to such first Business Day of such calendar month, in the event that each of the conditions set forth in Sections 6 (other than Section 6.5) and 7 (other than Section 7.5) were not fulfilled or waived as of three (3)
Business Days prior to October 1, 2001, or at such other place or time as may be mutually agreed upon in writing by the Acquirer and R&A.

		 1.5 Further Assurances. The R&A Shareholders shall, from time to time after the Closing, at the request of the Acquirer, execute and deliver such further customary instruments of transfer and assignment as the Acquirer may reasonably request to fully implement the Stock Purchase and the Asset Purchase.

		 1.6 Transfer Taxes. Any transfer taxes, fees and duties under applicable law incurred in connection with the Stock Purchase or the Asset Purchase will be borne and paid fifty percent (50%) by the R&A Shareholders (in the aggregate, with such amount to be borne pro rata among the R&A Shareholders in accordance with their respective receipt of the Closing Purchase Price) and fifty percent (50%) by the Acquirer, and the R&A Shareholders and the Acquirer shall promptly reimburse each other for any such tax, fee or duty which any of them is required to pay under applicable law in excess of such specified amount to be borne by each of them; provided, however, that the R&A Shareholders shall bear one hundred percent (100%) of any transfer taxes, fees and duties incurred in connection with the conveyances of real property from R&A prior to the Closing as contemplated by Section 3.5(b) hereof.

		 1.7   Contingent Payments.

		 (a) In further consideration for the sale of the R&A Shares to the Acquirer at the Closing, from and after the Closing at the times specified in Section 1.7(b) below, the Acquirer shall make the following additional payments (each such payment, a "Contingent Payment") to the R&A Shareholders (with each such Contingent Payment to be paid to the individual R&A Shareholders in the respective percentages set forth on
Schedule 1.2 hereto), subject to the escrow provisions set forth in
Section 1.7(c) below; provided, however, that the aggregate amount of Contingent Payments received by the R&A Shareholders pursuant to this
Section 1.7 (which, for the avoidance of doubt, shall not include any Contingent Payment Escrow Account Deposits that are returned to the Acquirer pursuant to Section 1.7(c) hereof, and shall not include earnings on amounts deposited in escrow hereunder) shall not exceed one hundred million dollars ($100,000,000):

		 (i) A payment (but in no event less than zero dollars ($0)) (the "Year 3 Contingent Payment") equal to (A) the product of (I) Applicable Revenues for the twelve (12) months ending on (and including) the third anniversary of the Closing Date multiplied by (II) 2.5, minus
(B) the Closing Purchase Price;

		(ii) A further payment (but in no event less than zero dollars ($0)) (the "Year 4 Contingent Payment") equal to (A) the product of (I) Applicable Revenues for the twelve (12) months ending on (and including) the fourth anniversary of the Closing Date multiplied by (II) 2.4, minus (B) the sum of (I) the Closing Purchase Price, plus (II) the Year 3 Contingent Payment; and

		(iii) A further payment (but in no event less than zero dollars ($0)) (the "Year 5 Contingent Payment") equal to (A) the product of (I) Applicable Revenues for the twelve (12) months ending on (and including) the fifth anniversary of the Closing Date multiplied by (II) 2.3, minus (B) the sum of (I) the Closing Purchase Price, plus (II) the Year 3 Contingent Payment, plus (III) the Year 4 Contingent Payment.

		(b) As promptly as practicable (and in any event within twenty (20) Business Days) following each of the third, fourth, fifth and sixth anniversaries of the Closing Date, the Acquirer shall cause to be prepared and delivered to the CMR Representative a written statement (each, a "Contingent Payment Statement") setting forth (i) the amount of the Contingent Payment payable pursuant to Section 1.7(a) with respect to the applicable preceding period (if any) and (ii) any distributions of Contingent Payment Escrow Account Deposits required to be made pursuant to Section 1.7(c) hereof (including a calculation of the components thereof in reasonable detail).

		 The CMR Representative (and its agents and advisors) shall have the right to review (and copy) the work papers, schedules, memoranda and other documents and information prepared or reviewed by or for the Acquirer in connection with the preparation of each Contingent Payment Statement and to communicate with those persons who conducted such preparation and review, and the Acquirer shall (and shall cause its Affiliates, accountants and other outside service providers to) cooperate in good faith with the CMR Representative and its agents and advisors, and provide them with reasonable access to the books and records of the Acquirer and such other information as they may reasonable request, in each case in connection with their review of each Contingent Payment Statement.

		 Within ten (10) Business Days after the CMR
Representative's receipt of a Contingent Payment Statement, the CMR Representative shall notify the Acquirer in writing of any objection to such Contingent Payment Statement, specifying in reasonable detail any such objections (and if the CMR Representative fails to notify the Acquirer of any objections within such period, the CMR Representative shall be deemed to have agreed to the Contingent Payment Statement as prepared by the Acquirer). If the CMR Representative does not so object, or if the CMR Representative and the Acquirer agree on the resolution of all such objections, the Contingent Payment Statement shall be final and binding on all parties hereto. The Acquirer and the CMR Representative shall negotiate in good faith to attempt to resolve any such objections, provided that each of the Acquirer and the CMR Representative shall have the right at any time after at least two (2) Business Days of negotiation to unilaterally terminate in writing such negotiations. Not later than five (5) Business Days after either the Acquirer or the CMR Representative shall have terminated such negotiations, all such disputed items shall be submitted for resolution to the Accounting Firm, and each of the Acquirer and the CMR Representative shall include in such submission their calculations, work papers, schedules, memoranda and other documents and information used in connection with the preparation and review of the Contingent Payment Statement, and shall cooperate with the Accounting Firm in good faith to resolve such disputed items (including by providing the Accounting Firm with the access described in the immediately preceding paragraph). The Acquirer and the CMR Representative shall use their reasonable best efforts to cause a written report of the Accounting
Firm resolving the disputed items to be rendered within ten (10) Business Days of its appointment. The fees and expenses of the Accounting Firm shall be borne fifty percent (50%) by the Acquirer and fifty percent (50%) by the R&A Shareholders (such fees and expenses to be borne ratably by the R&A Shareholders in proportion to their respective shares of the consideration received at the Closing hereunder, and promptly reimbursed to the CMR Representative upon its request), and the written report of the Accounting Firm resolving such disputed items shall be final and binding on all parties hereto.

	      (c) Concurrent with the payment of (X) the Year 3 Contingent Payment, (Y) the Year 4 Contingent Payment, and (Z) the Year 5 Contingent Payment, solely in the event that such Year 5 Contingent
Payment both (I) exceeds thirty million dollars ($30,000,000) and (II) is greater than double the larger of the Year 3 Contingent Payment or the Year 4 Contingent Payment received by the R&A Shareholders (not including any portion of such prior Contingent Payments returned (or to be returned) to the Acquirer from Contingent Payment Escrow Account Deposits), the Acquirer shall deposit fifteen percent (15%) of such Contingent Payment
(by wire transfer of immediately available funds) into an escrow account
(a "Contingent Payment Escrow Account Deposit") established for the benefit of the R&A Shareholders pursuant to a Contingent Payment Escrow Agreement for a one-year escrow period (the "Escrow Account Period") (with each such Contingent Payment Escrow Account Deposit to reduce the R&A Shareholders' respective receipt of the related Contingent Payment pursuant to Section 1.7(a) hereof in the same respective percentages as their respective receipt of the Closing Purchase Price hereunder).
Each Contingent Payment Escrow Account Deposit will be invested during its respective Escrow Account Period in accordance with the provisions relating thereto set forth in the Contingent Payment Escrow Agreement, and shall be distributed at the end of the applicable Escrow Account
Period as follows:

	      (i) In the case of a Contingent Payment Escrow Account Deposit made with respect to a Year 3 Contingent Payment:

		   (A) If (I) the Applicable Revenues for the twelve (12) months ending on (and including) the fourth anniversary of the Closing Date exceed (II) the Applicable Revenues for the twelve (12) months ending on (and including) the third anniversary of the Closing Date, then one hundred percent (100%) of such Contingent Payment Escrow Account Deposit
	      (and the earnings resulting from the investment thereof) shall be distributed to the R&A Shareholders (in the same respective percentages that the balance of such Contingent Payment was paid to them); or

		   (B) If (I) the Applicable Revenues for the twelve (12) months ending on (and including) the third anniversary of the Closing Date exceed (II) the Applicable Revenues for the twelve (12) months ending on (and including) the fourth anniversary of the Closing Date (the amount of any such excess, the "Year 4 Revenue Shortfall"), then (x) the Acquirer shall receive that portion of the Contingent Payment Escrow Account Deposit (and a pro rata portion of the earnings resulting from the investment thereof) that is equal to the product of the Year 4 Revenue Shortfall multiplied by 2.4, and (y) the balance of such Contingent Payment Escrow Account Deposit (and the remaining earnings resulting from the investment thereof) will be distributed to the R&A Shareholders

	      (in the same respective percentages that the balance of such Contingent Payment was paid to them);

	      (ii) In the case of a Contingent Payment Escrow Account Deposit made with respect to a Year 4 Contingent Payment:

		   (A) If (I) the Applicable Revenues for the twelve (12) months ending on (and including) the fifth anniversary of the Closing Date exceed (II) the Applicable Revenues for the twelve
	      (12) months ending on (and including) the fourth anniversary of the Closing Date, then one hundred percent (100%) of such Contingent Payment Escrow Account Deposit (and the earnings resulting from the investment thereof) will be distributed to the R&A Shareholders (in the same respective percentages that the balance of such Contingent Payment was paid to them); or

		   (B) If (I) the Applicable Revenues for the twelve (12) months ending on (and including) the fourth anniversary of the Closing Date exceed (II) the Applicable Revenues for the twelve (12) months ending on (and including) the fifth anniversary of the Closing Date (the amount of any such excess, the "Year 5 Revenue Shortfall"), then (x) the
	      Acquirer shall receive that portion of the Contingent Payment Escrow Account Deposit (and a pro rata portion of the earnings resulting from the investment thereof) that is equal to the product of the Year 5 Revenue Shortfall multiplied by 2.3, and (y) the balance of such Contingent Payment Escrow Account Deposit (and the remaining earnings resulting from the investment thereof) will be distributed to the R&A Shareholders (in the same respective percentages that the balance of such Contingent Payment was paid to them); and

	      (iii) In the case of a Contingent Payment Escrow Account Deposit (if any) made with respect to a Year 5 Contingent Payment:

		     (A)     If (I) the Applicable Revenues for the twelve
	      (12) months ending on (and including) the sixth anniversary of the Closing Date exceed (II) the Applicable Revenues for the twelve (12) months ending on (and including) the fifth anniversary of the Closing Date, then one hundred percent (100%) of such Contingent Payment Escrow Account Deposit
	      (and the earnings resulting from the investment thereof) will be distributed to the R&A Shareholders (in the same respective percentages that the balance of such Contingent Payment was paid to them); or

		     (B)     If (I) the Applicable Revenues for the twelve
	      (12) months ending on (and including) the fifth anniversary of the Closing Date exceed (II) the Applicable Revenues for the twelve (12) months ending on (and including) the sixth anniversary of the Closing Date (the amount of any such excess, the "Year 6 Revenue Shortfall"), then (x) the
	      Acquirer shall receive that portion of the Contingent Payment Escrow Account Deposit (and a pro rata portion of the earnings resulting from the investment thereof) that is equal to the product of the Year 6 Revenue Shortfall multiplied by 2.3, and (y) the balance of such Contingent Payment Escrow Account Deposit (and the remaining earnings resulting from the investment thereof) will be distributed to the R&A Shareholders (in the same respective percentages that the balance of such Contingent Payment was paid to them).

	      (d) Each Contingent Payment shall be paid by the Acquirer to the R&A Shareholders (and each distribution of a Contingent Payment Escrow Account Deposit to be distributed to the R&A Shareholders shall be so distributed) by wire transfer of immediately available funds (subject, in the case of Contingent Payments, to reduction as provided in Section
1.8 below to the extent Acquirer Shares are delivered in partial payment of a Contingent Payment) to bank accounts designated in writing by the CMR Representative to the Acquirer at least three (3) Business Days prior to the date of any such payment (or, in the absence of such a written designation by the CMR Representative, to the same bank accounts used for the payment of the cash portion of the Closing Purchase Price). Any payments to be made by the Acquirer pursuant to this Section 1.7 which have not been paid within thirty (30) Business Days following the third anniversary of the Closing Date (in the case of a Year 3 Contingent Payment), the fourth anniversary of the Closing Date (in the case of a Year 4 Contingent Payment) or the fifth anniversary of the Closing Date
(in the case of a Year 5 Contingent Payment) shall be made together with interest at the Agreed Interest Rate calculated from the date of such anniversary of the Closing Date to the date such Contingent Payment is paid.

	       (e) At all times during the Earnout Period, the Acquirer shall (and shall cause its Affiliates, including R&A and its subsidiaries, to) have in place all necessary accounting and other systems and records to enable the parties to accurately determine the amount of each Contingent Payment required to be made under this Section 1.7. The Acquirer and each of the R&A Shareholders agrees to enter into a Contingent Payment Escrow Agreement reasonably in advance of the first Contingent Payment Escrow Account Deposit required to be made pursuant to Section 1.7(c) hereof.

	       1.8   Stock Consideration.

	       (a) If the Acquirer so elects by delivery of an irrevocable written notice (an "Acquirer Stock Notice") to R&A not less than fifteen (15) "trading days" (as such term is used in the definition of Acquirer Stock Price set forth below) prior to (A) the Closing, in the case of the payment of the Closing Purchase Price, or (B) the date a Contingent Payment is required to be made by the Acquirer pursuant to
Section 1.7 of this Agreement, in the case of the payment of such Contingent Payment (such payment date described in the immediately preceding clause (A) or (B) (as applicable), the "Applicable Payment Date"), the Acquirer shall be permitted to pay up to fifty percent (50%) of the Closing Purchase
Price or such Contingent Payment (as applicable) (with the Acquirer Stock Notice specifying the percentage of the Closing Purchase Price or such Contingent Payment (as applicable) to be so paid (the dollar amount resulting from the product of such specified percentage multiplied by the total amount of the Closing Purchase Price or Contingent Payment
(as applicable), the "Stock Component")) in the form of duly and validly authorized, duly and validly issued, fully paid and non-assessable shares of Acquirer Common Stock ("Acquirer Shares") delivered to the R&A Shareholders on the Applicable Payment Date (with such Acquirer Shares to be delivered to the R&A Shareholders in such respective proportions as are notified by R&A to the Acquirer in writing not less than two (2) "trading days" (as such term is used in the definition of Acquirer Stock Price set forth below) prior to the making of such payment), and that portion of the Closing Purchase Price or such Contingent
Payment (as applicable) otherwise payable to each R&A Shareholder in the form of immediately available funds pursuant to Section 1.2(b) hereof or
Section 1.7 hereof (as applicable) shall be reduced by the amount of the Closing Purchase Price or such Contingent Payment (as applicable) paid to such R&A Shareholder in the form of Acquirer Shares pursuant to this Section 1.8; provided, however, that if (i) the Acquirer Registration Statement (as defined below) relating to an Applicable Payment Date (X) is not effective on or before the second (2nd) trading day immediately preceding the Applicable Payment Date or (Y) having become so effective on or before the second (2nd) trading day immediately preceding the Applicable Payment Date, does not remain effective as of the Applicable Payment Date, and/or (ii) the Acquirer Shares do not remain listed on The New York Stock Exchange as of the Applicable Payment Date (with the Acquirer Shares to be delivered hereunder having been approved for listing thereon), and/or (iii) in the case of a delivery of Acquirer Shares in connection with the making of a Contingent Payment, (X) since March 31, 2001 the Acquirer has undergone a "change of control" (which shall mean, solely for purposes of this Section 1.8, that fifty percent (50%) or more of the voting capital stock of the Acquirer is then owned by a single Person or "group" (as used in Section 13(d) of the Exchange Act and the regulations thereunder), or that the Acquirer and/or its subsidiaries have transferred fifty percent (50%) or more of their consolidated assets to another Person or group (in a single transaction or a series of related transactions), in each case regardless of how structured) and/or (Y) since the end of the most recently completed fiscal year of the Acquirer which ended not less than one month prior to the Applicable Payment Date, there has been any circumstance, event or occurrence that has had or, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect on the Acquirer (and the Acquirer shall represent and warrant in writing to the R&A Shareholders as a condition to the delivery of Acquirer Shares in connection with the making of a Contingent Payment that neither of the events described in this clause (iii) has so occurred), then in any such event (or combination of events) the Acquirer shall be required on the Applicable Payment Date to pay the entire Closing Purchase Price or Contingent Payment (as applicable) in the form of immediately available funds pursuant to Section 1.2(b) hereof or Section 1.7 hereof
(as applicable) (in lieu of the delivery of any Acquirer Shares pursuant to this Section 1.8); and provided, further, that, notwithstanding clause
(i)(X) of the immediately preceding proviso, solely in the event that an Acquirer Registration Statement relating to the Stock Component (if any) of the Closing Purchase Price is not effective on or before the second
(2nd) trading day immediately preceding the Closing, then in such event
(and provided that none of the other events described in clauses
(i) and (ii) of the immediately preceding proviso have occurred, and that the Acquirer has complied with its covenants under Section 1.8(b) below), the Acquirer shall be permitted to pay twenty-five percent (25%) of the Closing Purchase Price (or such lower percentage as was specified in the Acquirer Stock Notice) in the form of Acquirer Shares delivered to the R&A Shareholders at the Closing (with such Acquirer Shares to be delivered to the R&A Shareholders in such respective proportions as are notified by R&A to the Acquirer in writing not less than two (2) trading days prior to the making of such payment), provided that the Acquirer thereafter shall be obligated to use its reasonable best efforts to have such Acquirer Registration Statement become effective as promptly as possible
(and to otherwise comply with the Registration Rights Agreement.

	       (b) Not later than forty-five (45) days prior to the Closing Date, the Acquirer and the R&A Shareholders shall enter into a Registration Rights Agreement. Not later than forty-five (45) days prior to each of (i) the Closing Date and (ii) each other Applicable Payment
Date thereafter (other than an Applicable Payment Date with respect to which the Acquirer in its sole discretion has irrevocably elected, by written notice delivered to the CMR Representative not later than forty-five (45) days prior to such Applicable Payment Date, not to deliver any Stock Component with respect to such Applicable Payment Date), the Acquirer shall file a shelf registration statement with the SEC (each, an "Acquirer Registration Statement") to permit the unrestricted resale by the R&A Shareholders (and up to a total of five (5) of their transferees in any transfer other than a public offering, provided that no independent diligence access or comfort letters shall be required to be provided by the Acquiror to any such transferee) as of such Applicable Payment Date (and thereafter for the period provided for in the Registration Rights Agreement) of those Acquirer Shares to be delivered to them in partial payment of the Closing Purchase Price or the applicable Contingent Payment hereunder (as applicable), and the Acquirer shall use its reasonable best efforts to have such registration statement declared effective by the SEC as promptly as practicable (and in any event not later than the second
(2nd) trading day immediately preceding the Applicable Payment Date) and to remain effective through the Applicable Payment Date (and thereafter for two years, subject to those exceptions provided for in the Registration Rights Agreement).

	       (c) In the event that a portion of the Closing Purchase Price or any Contingent Payment is to be paid in the form of Acquirer Shares pursuant to Section 1.8(a) hereof, the aggregate number of Acquirer Shares required to be delivered by the Acquirer to the R&A Shareholders shall be equal to the quotient (rounded up to the next highest whole number of Acquirer Shares) obtained by dividing (i) the Stock Component by (ii) the Average Acquirer Stock Price, where:

	       (A) The "Average Acquirer Stock Price" is defined to mean the average (arithmetic mean) Acquirer Stock Price during the ten consecutive trading days ending on (and including) the second (2nd) trading day immediately preceding the Applicable Payment Date; and


	       (B) The "Acquirer Stock Price" is defined to mean, for any trading day, the closing price for one share of Acquirer Common Stock, which shall be the last sale price or, in the case no such sale takes place on such trading day, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on The New York Stock Exchange.

In the event that there is a stock split (or reverse stock split), stock dividend or other similar event during the relevant measuring period under the foregoing calculations (or thereafter and prior to the delivery of Acquirer Shares to the R&A Shareholders pursuant hereto), equitable and appropriate adjustments shall be made in the application of the foregoing calculations of the Average Acquirer Stock Price to take account of such event.


SECTION 2.  REPRESENTATIONS AND WARRANTIES OF R&A

	       2.1 Making of Representations and Warranties. On or prior to the date of this Agreement, R&A has delivered to the Acquirer schedules (the "Schedules") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations, warranties or covenants of R&A contained in this Agreement; references in this Agreement to a particular Schedule are to the applicable section of the Schedules, provided that disclosure of a fact, event or circumstance in or pursuant to any section of the Schedules shall constitute disclosure of such fact, event or circumstance for purposes of each other representation, warranty or covenant contained in this Agreement with respect to which the applicability of such disclosure is reasonably apparent on the face of such disclosure. The inclusion of an item in the Schedules as an exception to a representation or warranty shall not be deemed an admission by R&A that such item represents a material exception or fact, event or circumstance or that such item is, individually or in the aggregate with any other included items, reasonably likely to result in a Material Adverse Effect on the Royce Companies. For the avoidance of doubt, references in this Section 2 to changes occurring after the date of this Agreement shall not be deemed to constitute a waiver of any other sections of this Agreement which may prohibit such changes or require the Acquirer's consent thereto.

	      Subject to the foregoing, R&A hereby makes to the Acquirer the representations and warranties contained in this Section

2 (provided, however, that, from and after the Closing, none of the R&A Shareholders shall have any right of indemnity or contribution from R&A with respect to breaches of representations and warranties contained in this Section 2).

	       2.2   Organization and Qualification of R&A, RFS and RMC.
R&A is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Royce Fund Services, Inc. ("RFS") is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. RMC is a general partnership duly formed and validly existing under the laws of the State of Connecticut and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. True, complete and correct copies of the Restated Certificate of Incorporation and By-Laws of R&A, the Certificate of Incorporation and By-Laws of RFS and the Amended and Restated
Partnership Agreement of RMC, each as in effect on the date hereof (including all amendments thereto), have heretofore been delivered or made available to the Acquirer, and any amendments thereto from the date hereof through the Closing which are permitted by the terms of this Agreement will be so delivered or made available at least one Business Day prior to the Closing. Each of R&A, RFS and RMC is duly qualified or licensed to conduct business in each jurisdiction where the nature of its business or assets requires such qualification (which jurisdictions are identified on Schedule 2.2 hereto), except for any failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies. Each of R&A, RFS and RMC has full power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted, and none of R&A, RFS or RMC is in default under or in violation of any provision of its Constituent Documents, in each case except for any failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies.

	       2.3   Capital Stock of R&A; Partnership Interests of RMC.

	       (a) The authorized capital stock of R&A consists of 10,000 R&A Voting Shares and 10,000 R&A Non-Voting Shares. Subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement, there are 5,000 outstanding R&A Voting Shares, all of which are owned of record and beneficially by CMR, and there are 5,000 outstanding R&A Non-Voting Shares, which are owned of record and beneficially by the R&A Shareholders in the respective amounts set forth in
Schedule 2.3. All of the issued and outstanding R&A Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. The partners of RMC as of the date of this Agreement (the "RMC Partners") are as set forth on Schedule 2.3. Subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement, the outstanding partnership interests of RMC (the "RMC Partnership Interests") are owned exclusively by the RMC Partners in the respective amounts (with respect to capital account balances and percentage profits interests, respectively) set forth on
Schedule 2.3, and there are no other outstanding membership or other equity interests of RMC. Subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement, except as set forth in Schedule 2.3 there are no outstanding options, warrants, rights, commitments, preemptive rights or other agreements for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of R&A or RFS, or any partnership interests of RMC. There are no outstanding stock appreciation rights, phantom stock or similar rights with respect to R&A. R&A is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any R&A Shares.

	       (b) None of the shares of capital stock of R&A or RFS has been issued in violation of any Laws and Regulations. Subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement, except as set forth in Schedule 2.3 there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the R&A Shares (other than the Transaction Documents).

		2.4  Subsidiaries; Investments.  Except as specified in
Schedule 2.4, and except for RFS (which is a New York corporation that is a wholly-owned subsidiary of R&A), and subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement (including without limitation the formation of New RMC as a wholly-owned subsidiary of R&A), neither Royce Company nor RFS (a) owns for its own account, directly or indirectly, any of the capital stock of, or other equity or proprietary interest in, or any rights to acquire any such stock or other interest in, any corporation, or any such interest in any association, trust, partnership, joint venture or similar entity, or in any other entity or enterprise (other than interests in the Private Fund Clients), (b) is an Affiliate of any other Person (other than a Royce Company, RFS and/or any of the R&A Shareholders) or (c) is a party to any joint venture, profit-sharing or similar agreement regarding the profitability or financial results of either Royce Company or any of its Affiliates or the division of revenues or profits of either Royce Company or any of its Affiliates or any other enterprise, other than the Transaction Documents, the Constituent Documents of the Royce Companies and RFS and such other written contracts and arrangements as are identified in
Schedule 2.4 hereto.

	       2.5   Authority of the Royce Companies.

	       (a) Subject to the receipt of consents, authorizations and approvals identified in Section 2.5(b) and elsewhere in this Agreement, each of the Royce Companies and the R&A Shareholders has full right, authority and power to enter into this Agreement and each of the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby, and no other action on the part of either Royce Company, any of the R&A Shareholders or any of the RMC Partners is required in connection therewith (except for any such actions which have been taken on or prior to the date of this Agreement).

	       (b) This Agreement and each of the other Transaction Documents to which such Person is a party has been duly executed and delivered by the Royce Companies and each of the R&A Shareholders, and this Agreement constitutes a valid and binding obligation of each of the Royce Companies and the R&A Shareholders that is a party thereto, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws and Regulations affecting creditors' rights generally, and to general principles of equity. The Employment Agreement to which CMR is a party constitutes a valid and binding obligation of CMR, enforceable against CMR in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws and Regulations affecting creditors' rights generally, and to general principles of equity. The execution, delivery and performance by each of the Royce Companies and the R&A Shareholders that is a party to this Agreement and/or each of the other Transaction Documents (in each case including without limitation the consummation of the transactions contemplated hereby or thereby, as applicable):

	       (i) does not and will not violate any provision of the Constituent Documents or board of directors resolutions of either of the Royce Companies, RFS or any of the R&A Shareholders that is not a natural person;

	       (ii) does not and will not violate any material Laws and Regulations applicable to either of the Royce Companies, RFS or any of the R&A Shareholders, or require either of the Royce Companies, RFS, any of the R&A Shareholders or any of the RMC Partners to obtain any material approval, consent or waiver of, or make any material filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for approvals, consents and waivers that are expressly addressed by other sections of this Agreement or are identified on Schedule 2.5, which approvals, consents and waivers shall have been received or made prior to the Closing to the extent required hereunder as a condition to the Closing (or at any earlier time required hereunder or under applicable Laws and Regulations or the provisions of any applicable agreement, contract or instrument); and

	       (iii) assuming the consents, waivers, approvals and filings described in the preceding clause (ii) are obtained or made (as applicable), and except as identified in Schedule 2.5, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, permit, authorization, order, judgment or injunction to which either Royce
Company, RFS, any R&A Shareholder or any RMC Partner is a party or by which the property of either Royce Company, any R&A Shareholder or any RMC Partner is bound, or result in the creation or imposition of any Claim on either of the Royce Companies, RFS or any of their assets, or on any R&A Shareholder's ownership interest in R&A or any RMC Partner's ownership interest in RMC (other than pursuant to the Transaction Documents and such other agreements and arrangements as are identified in Schedule 2.5 hereto), in each case other than any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies.

	       2.6 Real Property. As of the Closing, neither of the Royce Companies nor RFS will own any real property. Schedule 2.6 identifies all real property owned by the Royce Companies or RFS, or owned by any Proprietary Fund Client and used in the Business, in each case on the date hereof or within the preceding five years. All of the real property leased by either of the Royce Companies, RFS or any Proprietary Fund Client as of the date hereof is identified in Schedule 2.6 (herein referred to as the "Leased Real Property").

	       2.7   Investment Advisory Activities.

	       (a) The aggregate assets under management by the Royce Companies as of April 30, 2001 are accurately set forth on Schedule 2.7.

Set forth on Schedule 2.7 is a list as of April 30, 2001 of each Advisory Contract, in each case setting forth as of such date with respect to such Advisory Contract:

	       (i)     The name of the client under such contract;

	       (ii) the amount of assets under management pursuant to such contract; and

	       (iii)   the fee schedule in effect under such contract.

	       (b) As of the date of this Agreement, R&A has made available to the Acquirer true and correct copies of each Advisory Contract and the Constituent Documents of each Proprietary Fund Client and each Private Fund Client.

	       (c) Subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement,
Schedule 2.7 identifies each client for which either Royce Company provides Asset Management Services that is registered as an investment company under the Investment Company Act (in each case including an indication as to whether such client is an open-end or closed-end investment company or series thereof), and identifies (i) such clients which are investment companies (or series thereof) sponsored by R&A (the "Proprietary Fund Clients") and (ii) such clients (or series thereof) having a sponsor other than R&A (collectively with the Proprietary Fund Clients, the "Registered Fund Clients"). At all times prior to the date of this Agreement, each Advisory Contract between R&A and a Proprietary Fund Client has been approved in material compliance with Section 15 of the Investment Company Act and all other applicable Laws and Regulations. Subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement, Schedule 2.7 identifies each client for which either Royce Company provides Asset Management Services that is a Private Fund Client.

		(d) Except as referred to on Schedule 2.7(c), as of the date of this Agreement neither of the Royce Companies has received any written notice from any client indicating its intention to terminate one or more of its Advisory Contracts or to reduce its assets under management, including upon or after consummation of the transactions contemplated by this Agreement.

		(e) Except for any failures of the following to be true and correct which would not reasonably be expected to have a Material Adverse Effect on the Royce Companies: (i) Each Proprietary Fund Client that is eligible to elect to be treated as a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code has so elected, (ii) each Proprietary Fund Client has, except for any taxable year of such Proprietary Fund Client that has been closed and for which the statute of limitations for assessments has expired, qualified as a "regulated investment company", (iii) each Proprietary Fund Client has materially complied with all applicable provisions of Laws and Regulations necessary to preserve and retain such Proprietary Fund Client's election and status as a regulated investment company, (iv) each Proprietary Fund Client has timely filed (taking into account all extensions of due dates) all material federal, state, local and foreign income and other Tax Returns and reports that such Proprietary Fund Client is required to file, and has timely paid, or reserved for, the taxes shown on such returns as due and owing, (v) no Proprietary Fund Client has at any time been required to pay any material excise tax pursuant to Section 4982 of the Code, (vi) each Private Fund Client is and has been a partnership for U.S. federal and state income tax purposes at all times since its formation and (vii) no Person has filed any election for any Private Fund Client to be treated as an association for federal income tax purposes under Treasury Regulations
Section 301.7701-3.

		(f) Prohibited Transaction Class Exemption 84-14 issued by the U.S. Department of Labor (the "QPAM Exemption") is not unavailable with respect to transactions negotiated by or under the authority and general direction of R&A as a "qualified professional asset manager"
(as defined in the QPAM Exemption) by virtue of  (i) the application of
Section I(e) of the QPAM Exemption or (ii) the application of Section I(g) of the QPAM Exemption. The Royce Companies do not serve as custodian for any Individual Retirement Accounts. R&A is not unable to serve in a capacity described in Section 411(a)(1), (2) or (3) of ERISA by virtue of Section 411 of ERISA.

		(g) Each of the Proprietary Fund Clients and the Private Fund Clients is an entity duly organized, validly existing and in good standing or subsisting, as applicable, in the jurisdiction of its organization and is duly qualified to do business under all applicable Laws and Regulations and to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, in each case other than failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies.

		(h) R&A has made available to the Acquirer a copy of each distribution plan adopted by the board of directors or trustees (as applicable) of any Proprietary Fund Client under 12b-1 under the Investment Company Act. Except for any failures of the following to be true and correct which would not reasonably be expected to have a Material Adverse Effect on the Royce Companies, all payments due since December 31, 2000 and prior to the most recently ended payment period under each distribution plan described in the immediately preceding sentence have been made in compliance with such distribution plan.

		(i) The proxy solicitation materials to be distributed to the shareholders of each Proprietary Fund Client in connection with obtaining its Fund Shareholder Approval will not contain (either at the time such materials are distributed to shareholders or at the time of the relevant shareholders meeting) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that no representation or warranty is made hereby with respect to any information contained therein which has been provided by or on behalf of the Acquirer for use in connection with such proxy solicitation).

		2.8     Financial Statements.

		(a) The following financial statements have been delivered or made available to the Acquirer with respect to the Royce Companies, each Proprietary Fund Client and each Private Fund Client
(as applicable), copies of which are attached to the Schedules as Schedule
2.8 in the case of financial statements of the Royce Companies:

		(i) In the case of R&A, (A) audited consolidated balance sheets of R&A and RFS at December 31, 2000 (including the notes thereto, the "Base Balance Sheet") and December 31, 1999, an audited balance sheet of R&A at December 31, 1998, and the related audited statements of income, changes in shareholders' equity and cash flows for each of the years then ended, and (B) an unaudited consolidated balance sheet of R&A and RFS at March 31, 2001 and the related unaudited statements of income, retained earnings and cash flows for the three-month period then ended;

		(ii) In the case of RMC, (A) audited balance sheets of RMC at December 31, 1998, December 31, 1999 and December 31, 2000, and the related unaudited income statements for each of the years then ended, and (B) an unaudited balance sheets of RMC at March 31, 2001 and the related unaudited income statements for the three-month period then ended; and

		(iii) For the years ended December 31, 1998, December 31, 1999 and December 31, 2000: (A) In the case of each Proprietary Fund Client for which financial statements were prepared for such years (to the extent so prepared), audited statements of assets and liabilities of such Proprietary Fund Client as of the close of each of the years then ended and the related statements of operations and of changes in net assets for each of such years, and the financial highlights of such Proprietary Fund Client; and (B) in the case of each Private Fund Client for which entity-level financial statements were prepared for such years (to the extent so prepared), audited statements of assets and liabilities of such Private Fund Clients as of the close of each of the years then ended and the related audited statements of income, changes in partners' capital or net assets (as applicable) and cash flows for each of such years.

		Said financial statements have been prepared in all material respects in accordance with GAAP using the accrual method of accounting, applied consistently during the periods covered thereby, and present fairly in all material respects the consolidated financial condition of R&A and RFS, or the financial condition of RMC, the applicable Proprietary Fund Client or the applicable Private Fund Client, at the dates of said statements, and the results of their respective operations for the periods covered thereby, as applicable (in each case with respect to unaudited financials statements, except for the absence of footnote disclosure thereto which would be required to be included in audited financial statements), except for any failures of the foregoing to be true and correct in the case of the financial statements of Proprietary Fund Clients and Private Fund Clients that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies. Since the date of its most recent financial statements attached as Schedule 2.8, there have been no material changes in the accounting policies of any of the foregoing Persons (in each case subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement).

		(b) Neither R&A nor RFS has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) which are required by GAAP to be shown on a balance sheet or reflected in the notes thereto, except (i) liabilities stated or adequately reserved against on the Base Balance Sheet or described in the notes thereto, (ii) liabilities identified in the Schedules and (iii) liabilities incurred after the date of the Base Balance Sheet in the ordinary course of business of R&A or RFS, as applicable.

		2.9   Taxes.  Except as disclosed on Schedule 2.9:

		(a) Each of R&A and RFS has timely filed (taking into account all extensions of due dates) all Tax Returns that it was required to file, and has paid all taxes shown thereon as owing by it, except for any failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies;

		(b) For each taxable period of R&A and RFS ended on or after December 31, 1995, R&A has delivered or made available to the Acquirer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by R&A or RFS;

		(c) No Taxing Authority is now asserting against R&A or RFS any material deficiency or claim for additional Taxes;

		(d) Neither R&A nor RFS has been notified in writing by any Taxing Authority that any audit of a Tax Return filed by R&A or RFS is contemplated or pending. Neither R&A nor RFS has waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency (subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement);

		(e) Neither R&A nor RFS is a party to any Tax allocation or sharing agreement (subject to any changes occurring after the date of this Agreement which are permitted by the terms of this Agreement);

		(f) R&A has been a validly electing S corporation within the meaning of Code sections 1361 and 1362, and has had in effect a valid comparable election for New York State franchise tax purposes, at all times since February 1, 1985;

		(g) RFS has been a "qualified subchapter S subsidiary" within the meaning of Code section 1361(b)(3)(B), and has qualified for comparable New York State franchise tax status, at all times since
January 1, 1999, and prior thereto was a validly electing S corporation within the meaning of Code sections 1361 and 1362, and has had in effect a valid comparable election for New York State franchise tax purposes, at all times since January 1, 1995;

		(h) No assets of R&A or RFS are subject to, or to the Knowledge of the Royce Companies will become subject to, any Claim for Taxes (other than for Taxes not yet due and payable) arising by virtue of the operation of such assets by R&A or RFS (as applicable) during any period that precedes or ends on the Closing, except for any liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies;

		(i) All Tax Returns referred to in Section 2.9(a) hereof are true, correct and complete in all material respects;

		(j) Neither R&A nor RFS has been included in any consolidated return with any other corporation pursuant to Section 1501 of the Code or any combined or consolidated state or local tax return
(except for a consolidated group of which R&A was the common parent);

		(k) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes by either of the Royce Companies, any of the R&A Shareholders or any of the RMC Partners that could affect R&A or RFS; and

		(l) No provision similar to Section 280G and Section 4999 of the Code will apply for local corporate income tax purposes as a result of the transactions contemplated by this Agreement; and

		(m) The Elections (as defined in Section 9.1(a) below) can validly be made with respect to R&A and RFS for federal income tax and New York State franchise tax purposes without triggering such federal tax at the corporate level for R&A or RFS.

		2.10  Absence of Certain Changes.  Except as disclosed in
Schedule 2.10, since the date of the Base Balance Sheet there has not been any:

		(a) Circumstance, event or occurrence that has had or, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect on the Royce Companies; or

		(b) action taken by either Royce Company or RFS, which, had it occurred after the date hereof and prior to the Closing, would have required the Acquirer's consent under Section 3.5 hereof.

		2.11  Intellectual Property.  Except as disclosed in
Schedule 2.11, each of the Royce Companies and RFS has ownership of, or the right to use, those trademarks and service marks (and any material trade dress associated therewith) set forth in Schedule 2.11. Schedule 2.11 identifies all trademarks, trade names, patents, copyrights, service marks and applications for trademarks and for service marks that are material to the operation of the business of the Royce Companies. To the Knowledge of the Royce Companies, except as set forth in Schedule 2.11, (i) all registrations for such trademarks, service marks and trade dress as have been registered by the Royce Companies are valid and subsisting, (ii) there are no pending or threatened actions or proceedings by third parties with regard to the use of such trademarks, service marks and trade dress which challenge the rights of either Royce Company or RFS in respect thereof, and (iii) the present business activities and products of the Royce Companies and RFS do not infringe or violate any rights of third parties in intellectual property.

		2.12 Contracts. (a) Except for contracts and agreements identified in Schedule 2.3, Schedule 2.5, Schedule 2.6, Schedule 2.7,
Schedule 2.11, Schedule 2.12, Schedule 2.15, Schedule 2.16, Schedule 2.19 or Schedule 2.20, neither of the Royce Companies nor RFS is a party or otherwise subject to any oral or written (subject to any of the following entered into after the date of this Agreement which are permitted by the terms of this Agreement):

	       (i) contract or agreement (or series of related contracts or agreements) which involves annual expenditures or receipts by either Royce Company or RFS in an amount in excess of fifty thousand dollars ($50,000) or aggregate expenditures or receipts by either Royce Company or RFS in excess of one hundred thousand dollars ($100,000), excluding the Advisory Contracts;

	       (ii) promissory note, indenture, credit facility, mortgage, security agreement or other contract or agreement relating to or evidencing indebtedness for borrowed money or a security interest or mortgage in the property or assets of either Royce Company or RFS;

	       (iii) guaranty issued by either Royce Company or RFS or any other arrangement under which any of such entities assumes any liability or obligation (including indebtedness) of any other Person;

	       (iv) material power of attorney granting any person or entity authority to execute agreements or otherwise act on behalf of a Royce Company or RFS;

	       (v) contract or agreement granting to any Person the right to use any material property or property right of either Royce Company or RFS;

	       (vi) contract or agreement restricting either Royce Company's or RFS' right to engage in any business activity or compete with any business;

	       (vii) contract or agreement not made in the ordinary course of business; or

	       (viii) outstanding commitment or obligation to enter into any contract or arrangement of the nature described in any of the items (i) through (vii) of this Section 2.12(a).

	       (b) R&A has made available to the Acquirer complete and correct copies (or, in the case of oral contracts, a complete and correct description) of each contract (and any amendments or supplements thereto) listed on Schedule 2.3, 2.5, 2.6, 2.7, 2.11, 2.12, 2.15, 2.16,
2.19 and 2.20. Except to the extent identified on Schedule 2.12, 2.3, 2.6, 2.7, 2.11, 2.13, 2.15, 2.16, 2.19 or 2.20, (i) each contract listed on such
Schedules is in full force and effect, (ii) neither the Royce Companies, RFS nor (to the Knowledge of the Royce Companies) any other party thereto is in default under any such contract, and no event has occurred which constitutes, or with the lapse of time, the giving of notice, or both would constitute, a default by the Royce Companies or RFS or (to the Knowledge of the Royce Companies) a default by any other party under such contract, and (iii) there are no material disputes between the Royce Companies or RFS and any other party to any such contract with respect to the Royce Companies' or RFS'compliance with such contract, except for any failures of the foregoing to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies.

	       2.13 Litigation. Except as set forth in Schedule 2.13, there is no litigation, legal action, suit, proceeding or, to the Knowledge of the Royce Companies, investigation, examination or audit, pending by or before any Governmental Authority in which either of the Royce Companies, RFS, any Proprietary Fund Client or any Private Fund Client is a party or, to the Knowledge of the Royce Companies, with which any of them has been threatened, other than any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse
Effect on the Royce Companies. To the Knowledge of the Royce Companies, there are no facts or circumstances which would reasonably be expected to give rise to claims for indemnification against R&A, RFS, RMC or any Proprietary Fund Client of the type contemplated by Section 5.7(a) hereof.

	       2.14 Compliance with Laws. Each of the Royce Companies and RFS is in compliance with all constitutions, laws, statutes, ordinances, regulations, codes, rules or other regulatory restrictions of any governmental authority applicable to it and its business, including without limitation the Advisers Act, the Investment Company Act, the Securities Act, the Exchange Act and the regulations promulgated under each of them; the rules and regulations of self-regulatory organizations (including without limitation the NASD) and all other laws and regulations applicable to its business (collectively "Laws and Regulations"), except for any failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies. Neither of the Royce Companies or RFS is in default with respect to any judgment, order, writ, injunction or decree issued by any court, other governmental authority or self-regulatory organization, except for any defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies.
The Royce Companies have provided or made available to the Acquirer true and correct copies of the Forms ADV of R&A and RMC and the Form BD of RFS, in each case as in effect on the date of this Agreement. The information contained in such Forms ADV and Form BD was true and correct in all material respects as of the time of filing and, except as indicated on a subsequent form or report filed before the Closing, continues to be true and correct in all material respects. Except as set forth on Schedule 2.14, within the past five years, none of the Royce Companies or RFS has received any written notice from any governmental authority alleging any violation of any Laws and Regulations by the Royce Companies, RFS or any of their employees, nor have any of the Royce Companies or RFS received written notice from a governmental authority that any suit, proceeding, hearing, investigation, complaint, demand, claim, or inquiry has been filed or commenced against it relating thereto, in each case other than any failures of the foregoing to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies. Except for any failures of the following to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies, (i) each Proprietary Fund Client and each Private Fund Client is in compliance in all material respects with all Laws and Regulations applicable to such Proprietary Fund Client and (ii) no Proprietary Fund Client or Private Fund Client is in material default with respect to any judgment, order, writ, injunction or decree issued by any court, other governmental authority or self-regulatory organization.

	       2.15 Finder's Fee. Except as identified on Schedule 2.15, neither of the Royce Companies, RFS, nor any of the R&A Shareholders or RMC Partners has incurred or become liable for any investment banking fee, broker's commission or finder's fee in connection with the transactions contemplated by this Agreement for which either of the Royce Companies, RFS or the Acquirer would be liable.

	       2.16   Employee Benefit Programs.

	       (a) Schedule 2.16(a) contains a list of (i) each employee benefit plan within the meaning of Section 3(3) of ERISA, as well as each other executive compensation plan, equity simulation plan, deferred compensation plan or agreement, vacation pay or severance pay plan or policy, sickness, disability or death benefit plan, employee stock option, stock purchase or stock ownership plan, or other employee benefit plan, program or arrangement (whether funded or unfunded, whether written or oral, and whether provided through the purchase of insurance or otherwise) that is sponsored or maintained by either of the Royce Companies, RFS or any Proprietary Fund Client (or with respect to which either of the Royce Companies, RFS or any Proprietary Fund Client otherwise has any obligation or liability) for the benefit of any of their employees or former employees, or the dependents, survivors or beneficiaries of such employees or former employees and (ii) any contracts, arrangements or understandings between the Royce Companies, RFS or any Proprietary Fund Client and any employee of the Royce Companies, RFS or any Proprietary Fund Client (including without limitation any contracts, arrangements or understandings relating to a sale of the Royce Companies, RFS or any Proprietary Fund Client)
(other than the Employment Agreements and the Closing Bonus
Agreements).  All such plans, programs or arrangements listed on
Schedule 2.16(a) are referred  to collectively as the "Plans".

	       (b) The Royce Companies have delivered or made available to the Acquirer: (i) true and correct copies of all documents comprising each Plan; (ii) accurate and complete summaries of all unwritten Plans;
(iii) the most recent summary plan description (if any) with respect to each Plan; (iv) the most recent Internal Revenue Service (the "IRS") determination letter received with respect to each Plan that is intended to be a tax-qualified plan described in Section 401(a) of the Code (each such Plan a "Qualified Plan") and the application for such determination letter;
(v) the documentation relating to each trust established in connection with any Qualified Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code; and (vi) the Form 5500 filed with respect to each Plan for which such a filing is required, with all schedules and attachments, for the most recent plan year.

	       (c) Each Qualified Plan is in material compliance with the requirements of Section 401(a) of the Code; (ii) the trust (if any) forming part of the Qualified Plan is tax exempt under Section 501(a) of the Code; and (iii) to the Knowledge of the Royce Companies, nothing has occurred since the date of the most recent IRS determination letter that would adversely affect the qualification of the Qualified Plan or the exempt status of any such trust.

	       (d) With respect to each Plan, there are no actions, suits, claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Royce Companies, threatened with respect to any Plan, and (ii) to the Knowledge of the Royce Companies, there are no existing facts that would reasonably be expected to give rise to any such actions described in clause (i) of this sentence.

	       (e) Except as set forth on Schedule 2.16(e), no Plan is subject to the minimum funding requirement of Section 412 of the Code or to Title IV of ERISA.

	       (f) Except as set forth on Schedule 2.16(f): (i) The Royce Companies, RFS and/or each Proprietary Fund Client, as applicable, have made all required contributions under the Plans including the payment of any premiums payable to the Pension Benefit Guaranty Corporation ("PBGC") and other insurance premiums on a timely basis, and (ii) no Plan has incurred an accumulated funding deficiency, whether or not waived, under
Section 302 of ERISA or Section 412 of the Code.

	       (g) None of the Royce Companies, RFS or any Proprietary Fund Client is a party to any collective bargaining agreement with any labor organization, group or association relating to any employee or former employee of either of the Royce Companies, RFS or any Proprietary Fund Client, and none of the Royce Companies, RFS or any Proprietary Fund Client have participated in or had any liability under Title IV of ERISA with respect to a multiemployer plan within the meaning of Section 3(37), or with respect to a single employer or pension plan within the meaning of
Section 3(41) of ERISA, and to the Knowledge of the Royce Companies, there are no existing facts which would reasonably be expected to give rise to any liability under Title IV of ERISA. Solely for purposes of this Section 2.16(g), the term "Royce Companies" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes either of the Royce Companies, any subsidiary, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with either of the Royce Companies or any subsidiary, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes either of the Royce Companies or any subsidiary and any other entity required to be aggregated with the Royce Companies pursuant to the regulations issued under Section 414(o) of the Code.

	       (h) Except as set forth on Schedule 2.16(h), none of the Royce Companies, RFS or any Proprietary Fund Client has any obligation to provide medical or other benefits to former employees or their survivors, dependents or beneficiaries, except pursuant to coverage provided in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state medical benefits continuation law.

	       (i) Except as set forth on Schedule 2.16(i): (i) There have been no nonexempt "prohibited transactions" within the meaning of
Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA with respect to any Plan or for which the Royce Companies, RFS or any Proprietary Fund Client, or any officer, employee or other person entitled to an indemnity from the Royce Companies, RFS or any Proprietary Fund Client, is or has been subject to an excise tax or civil penalty under the Code or ERISA, and (ii) each Plan has been administered in accordance with all applicable Laws and Regulations and with the documents, contracts and agreements governing the Plan.

	       (j) Except as set forth on Schedule 2.16(j), none of the Royce Companies, RFS or any Proprietary Fund Client has any employment agreement with any of its employees (other than the Employment Agreements and the Closing Bonus Agreements).

	       (k) Except as set forth on Schedule 2.16(k), none of the Plans provides for the payment of separation, severance, termination, transaction bonus or similar-type benefits to any person or obligates the Royce Companies, RFS or any Proprietary Fund Client to pay separation, severance, termination, transaction bonus or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Each of the Plans is subject only to the laws of the United States.

	       2.17 Directors, Officers and Employees. Schedule 2.17 sets forth a true and complete list of all current directors, officers and employees of the Royce Companies, RFS and the Proprietary Fund Clients as of the date of this Agreement, in each case including the current job title of such individual.

	       2.18  Title to Personal Property and Related Matters.
Except as set forth on Schedule 2.18 or as expressly identified in the other sections of this Agreement or on the Schedules, the Royce Companies and RFS have good and valid title to their assets, free and clear of any Claims, other than any failures of the foregoing to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies. Except as set forth on
Schedule 2.18(a), included among the assets of the Royce Companies and RFS are all of the material assets and rights currently used by the Royce Companies and RFS in the conduct of their business.

	       2.19  Related Party Transactions.     Except as set forth on
Schedule 2.19, no present or former officer, director, shareholder or partner of the Royce Companies, no Affiliates, spouses or children of any of such Persons, no trust of which any of such Persons is a grantor or beneficiary, and no employee of any Proprietary Fund Client, is currently a party to any material agreement with either of the Royce Companies, including without limitation any agreement providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to any such Persons.

	       2.20 Insurance. The Royce Companies and RFS have in effect as of the date of this Agreement the insurance policies identified on
Schedule 2.20.

	       2.21  Certain Regulatory Matters.

	       (a) The Royce Companies have adopted a formal code of ethics and a written policy regarding insider trading. Such code of ethics complies in all material respects with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder, and Section 204A of the Advisers Act, respectively. The policies of the Royce Companies with respect to avoiding conflicts of interest, or the conflicts of interest that exist, as the case may be, are described in the most recent Forms ADV thereof (or incorporated by reference therein), as amended. As of the date of this Agreement and during the prior five years, to the Knowledge of the Royce Companies there have been no material violations of such policies.

		(b) None of the R&A Shareholders, the RMC Partners, the Royce Companies or, to the Knowledge of the Royce Companies, any other Person "associated" (as defined under the Advisers Act) with the Royce Companies (including without limitation any employees of a Proprietary
Fund Client who are engaged in the Royce Business), has been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or must be disclosed to clients pursuant to Rule 206(4)-4(b) thereunder and has not been so disclosed, or for disqualification as an investment adviser for an investment company under Section 9(a) of the Investment Company Act, and to the Knowledge of the Royce Companies there is no basis for any such disqualification, denial, suspension or revocation.

		(c) None of the Royce Companies, RFS, the R&A Shareholders, the RMC Partners or, to the Knowledge of the Royce Companies, any of the other directors, officers or employees of the Royce Companies, RFS or the Proprietary Funds, is subject to any cease and desist, censure or other disciplinary or similar order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, or is a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, any governmental authority with respect to the business of the Royce Companies, other than any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies.

		(d) R&A has made available to the Acquirer true and correct copies of the current prospectus (which term, as used in this Agreement, shall include any related statement of additional information and any private placement memorandum), as amended or supplemented to the date of this Agreement, relating to each Proprietary Fund Client or Private Fund Client, and all material written supplemental advertising and marketing materials relating to each Proprietary Fund Client or Private
Fund Client in use as of the date of this Agreement. Except for any failures of the following to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies, all of the prospectuses and marketing materials described in the immediately preceding sentence complied at the time of their use with the Securities Act, the rules and regulations thereunder and the rules and regulations of the NASD, as applicable.

		2.22 Securities Act Matters. In the event that the Acquirer elects pursuant to Section 1 to pay a portion of the Closing Purchase Price or a Contingent Payment in the form of Acquirer Common Stock, each R&A Shareholder receiving such stock (i) is acquiring such stock for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any securities or "blue sky" law, or with any present intention of distributing or selling such shares in violation of any securities or "blue sky" law, (ii) understands and agrees that its receipt of such stock has not been registered under the Securities Act or any state or local securities laws, and such stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with such laws, in each case to the extent applicable, and (iii) is an "accredited investor" as defined in Rule 501 under the Securities Act, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in such stock, is able to bear the economic risk of such investment, and has been provided by the Acquirer with the opportunity to obtain information regarding, and ask questions of, the Acquirer with respect to its business.

SECTION 3.   COVENANTS OF R&A

		3.1 Making of Covenants and Agreements. R&A hereby makes to the Acquirer the covenants and agreements set forth in this
Section 3.

		3.2     Consents from Clients other than Fund Clients.
As promptly as reasonably practicable following the date hereof, R&A shall inform each of its clients who is a party to an Advisory Contract as of the date hereof (other than the Registered Fund Clients and Private Fund Clients) of the transactions contemplated hereby, and shall request the written consent of each such client to the deemed assignment resulting from the transactions contemplated hereby. R&A shall use its reasonable efforts to acquire such written consents from each of its clients (other than the Registered Fund Clients and Private Fund Clients), including by contacting telephonically or in person prior to the Closing any such client who has not executed a written consent to inquire as to such client's intentions.
The Acquirer shall be provided a reasonable opportunity to review the form of consent materials to be used by R&A in connection with obtaining such client consents.

		3.3     Fund Client Approvals.

		(a) For each Registered Fund Client, R&A shall use its reasonable efforts to obtain in accordance with Section 15 of the Investment Company Act, the due consideration and approval by the board of directors or trustees (as applicable) of the Registered Fund Client
("Fund Board Approval") of (i) a new advisory agreement on terms substantially identical to the terms of R&A's existing Advisory Contract with such Registered Fund Client and (ii) the addition of a sufficient number of disinterested directors or trustees (as applicable) to the board of directors or trustees (as applicable) of such Registered Fund Client to cause no more than twenty-five percent (25%) of the members of the board to be "interested persons" (as defined in the Investment Company Act) of the Acquirer, either Royce Company, any R&A Shareholder or any of their respective Affiliates.

		To the extent the Fund Board Approval is obtained for a Registered Fund Client, R&A shall use its reasonable efforts to obtain the approval of shareholders of such Registered Fund Client ("Fund Shareholder Approval") of such new advisory agreement and disinterested directors or trustees (as applicable), including by causing (or, in the case of any Registered Fund Client that is not a Proprietary Fund Client, requesting the sponsor of such Registered Fund Client to cause) the preparation and mailing to such shareholders of a proxy statement describing the transactions contemplated hereby and the new advisory agreement and disinterested directors or trustees (as applicable), and by holding
(or, in the case of any Registered Fund Client that is not a Proprietary Fund Client, requesting the sponsor of such Registered Fund Client to hold) the shareholder meeting as promptly as practicable (provided that the requirements of this sentence shall not be applicable with respect to any Registered Fund Client that is not a Proprietary Fund Client and which has obtained exemptive relief from the SEC permitting its new advisory agreement to be entered into with R&A without shareholder approval).
Each such proxy statement relating to a Proprietary Fund Client shall be in form and substance reasonably satisfactory to the Acquirer (provided that each such proxy statement shall be conclusively deemed reasonably satisfactory to the Acquirer if the Acquirer does not communicate to R&A an objection thereto within five (5) Business Days following its receipt of a draft of such proxy statement from R&A). The Acquirer shall cooperate and assist R&A in all commercially reasonable respects in connection with such proxy solicitations and the Fund Board Approvals (including, without limitation, by providing to R&A all information relating to the Acquirer and its Affiliates necessary in connection with the foregoing, which information the Acquirer agrees shall be accurate and complete in all material respects at the time it is provided and at the time it is used in connection with the foregoing).

		(b) As promptly as reasonably practicable following the date hereof, R&A shall (i) cause each of the Private Fund Clients of RMC to provide written notice to its limited partners or members (as applicable) as of the date hereof of the transactions contemplated hereby, and (ii) request that Chase Manhattan of Wyoming provide written notice to each of the Private Fund Clients of R&A of the transactions contemplated hereby and cause each such Private Fund Client to provide written notice to its members as of the date hereof. The written consent of each such limited partner or member (as applicable) for purposes of the transactions contemplated hereby shall be solicited pursuant to such notices, and any limited partner or member (as applicable) declining to give such written consent shall be given the opportunity pursuant to such notice to withdraw its investment from the applicable Private Fund Client prior to the Closing. The parties hereto agree that the requisite consent of each Private Fund Client for purposes of the transactions contemplated hereby shall be deemed to have been obtained upon the receipt of the written consent of such portion in interest of the limited partners or members (as applicable) of such Private Fund Client as is required under the Constituent Documents of such Private Fund Client, as reasonably determined by R&A or RMC (as applicable) (with respect to each such Private Fund Client, its "Private Fund Consent"). The Acquirer shall be provided a reasonable opportunity to review the form of notice and consent materials to be used in connection with such consent solicitation.

		3.4 Authorization from Others. R&A will use its reasonable best efforts (except to the extent another standard is provided in this Agreement with respect to any particular authorizations, consents or approvals) to obtain all authorizations, consents and approvals of other Persons required to be obtained by it (including any such authorizations, consents or approvals required to be obtained by RFS) to permit the consummation by R&A of the transactions contemplated by this Agreement.
R&A shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, as promptly as possible following the date of this Agreement, any notifications required to be filed by the "ultimate parent entity" of R&A under the HSR Act with respect to the transactions contemplated hereby. R&A will use its reasonable best efforts to assist the Acquirer in responding to any requests for additional information made by either of such agencies in connection with the transactions contemplated hereby, to assist the Acquirer in causing the waiting periods under the HSR Act to terminate or expire at the earliest possible date, and to assist the Acquirer in resisting vigorously any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby.

		3.5 Conduct of Business. Between the date of this Agreement and the Closing, except as described in Schedule 3.5, or in connection with the removal from RMC of RMC Excluded Assets, or as otherwise expressly required by the terms of this Agreement, without the consent of the Acquirer (such consent not to be unreasonably withheld or delayed by the Acquirer):

		(a) Each Royce Company and RFS will conduct its business in the ordinary course of business, and will use reasonable efforts to preserve its business (including the goodwill associated therewith);

		(b) Neither Royce Company nor RFS will (i) make (or incur any obligation to make) any purchase or sale of any asset or property

(including any equity interests in another Persons), other than purchases and sales made in the ordinary course of business, in each case in an aggregate amount not to exceed two hundred and fifty thousand dollars ($250,000) per quarter, or (ii) distribute to its shareholders any items of tangible property; prior to the Closing, R&A, the R&A Shareholders and the Acquirer shall effect those transactions with respect to real property in the manner described on Schedule 3.5(b) hereto (with the documentation relating to such transactions to be in form and substance reasonably satisfactory to each such Person who is a party thereto and to the Acquirer); the R&A Shareholders shall reimburse R&A on an after-tax basis for any transfer taxes, fees and duties and any corporate income taxes imposed on R&A resulting from the conveyances of real property contemplated by this Section 3.5(b);

		 (c)   Neither R&A nor RFS will incur any indebtedness
(as defined under GAAP), including without limitation any liability (contingent or fixed) as a guarantor or otherwise with respect to the debt obligations of others, except gross debt for borrowed money to the extent it replaces existing outstanding indebtedness for borrowed money and is incurred in the ordinary course of business;

		 (d) R&A will not make, or incur any obligation to make, a change in its Constituent Documents;

		 (e) Neither R&A nor RFS will issue any shares of its capital stock or any options, warrants or rights of any kind to acquire any such shares of capital stock, or any securities convertible into or exchangeable for any such shares of capital stock;

		 (f) Neither R&A nor RFS will make (and R&A will use its reasonable best efforts to prevent any Proprietary Fund Client from making) any material increase in the compensation or fringe benefits payable to any of their respective officers or employees except in the ordinary course of business, or will enter into any new or materially amended bonus plan, profit sharing plan, retirement plan, deferred income plan, employment agreement or other similar arrangement, except for any of the foregoing
(i) required by law or contracts in effect as of the date hereof or (ii) which is not with a director or officer of R&A or RFS and is terminable at will by R&A or RFS (as applicable);

		 (g) Neither Royce Company nor RFS will settle any material litigation except in the ordinary course of business;

		 (h) Neither Royce Company nor RFS will terminate its existence or voluntarily file for or otherwise commence proceedings with respect to bankruptcy, reorganization, receivership or similar status;

		 (i) Except with respect to R&A's election to be taxed as an S corporation (which is addressed in Section 9.1(c) hereof), neither R&A nor RFS will make or change any tax election, waive or extend the statute of limitations in respect of taxes, amend any tax return in any material respect, enter into any closing agreement with respect to any material tax or settle any material tax claim or assessment (in each case except to the extent required by law), or materially change any method or principle of accounting in a manner inconsistent with past practice (except to the extent required by GAAP);

		 (j) Neither Royce Company nor RFS will enter into or terminate any material contract or agreement or make any material amendment to any of its material contracts, in either case other than in the ordinary course of business consistent with past practice;

		 (k) Neither Royce Company nor RFS will enter into any transaction with any R&A Shareholder or any of their respective Affiliates other than in the ordinary course of business consistent with past practice and on terms no less favorable than could be negotiated on an arms' length basis, and R&A will not voluntarily terminate the employment of any employee who is a party to an Employment Agreement;

		 (l) Neither Royce Company nor RFS will acquire for its own account control or ownership of, or any other equity or other ownership interest in, any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire for its own account control or ownership of all or a substantial portion of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other corporation or enter into any agreement providing for any of the foregoing;

		  (m) Neither Royce Company nor RFS will permit any insurance policy covering the Royce Companies or RFS or naming them as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, in each case unless simultaneously with such termination or cancellation, replacement policies, obtained by such Person in its name or otherwise providing such Person with substantially the same coverage, are in full force and effect, except for any failures of the foregoing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Royce Companies; and

		  (n) Neither Royce Company nor RFS will agree in writing or otherwise to take any action in violation of the foregoing.

		  3.6 Financial Statements. R&A shall furnish the Acquirer with (i) unaudited quarterly balance sheets and statements of income and cash flows for R&A and RFS, (ii) unaudited quarterly balance sheets and income statements for RMC, (iii) unaudited monthly balance sheets and statements of income for R&A and RFS, and (iv) information regarding the levels of aggregate assets under management by R&A and RMC, in each case within twenty (20) days after each quarter- or month-end (as applicable) for each quarter or month (as applicable) ending more than twenty (20) days prior to the Closing, which financial statements shall be prepared in accordance with GAAP (except that they need not include footnotes).

		  3.7 Access. Until the Closing, each Royce Company shall afford to the Acquirer and its representatives reasonable access, during normal business hours and with reasonable notice, to the properties and records of such Royce Company (including without limitation, in the case of R&A, those of RFS) and to the professional advisers to the Royce Companies, in each case in order that the Acquirer may have the opportunity to make such reasonable investigation as it shall desire for purposes consistent with this Agreement. No investigation by the Acquirer, R&A or any R&A Shareholder heretofore or hereafter made shall affect the representations and warranties of the parties under this Agreement, and each such representation and warranty shall survive any such investigation in accordance with the terms of this Agreement.

		  3.8 Consummation of Agreement. Each Royce Company shall use its reasonable best efforts (except to the extent another standard is provided for in this Agreement with respect to particular actions to be taken by such Royce Company) to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

		  3.9 Cooperation of R&A. R&A shall (and shall cause RMC to) cooperate with all reasonable requests of the Acquirer in connection with the consummation of the transactions contemplated hereby and the making of any filings required to be made by the Acquirer in connection therewith (including without limitation filings required to be made under the HSR Act).

		  3.10 Updated Representations and Warranties. From the ate of this Agreement to the Closing, R&A shall promptly inform the Acquirer in writing if it shall have discovered any information (whether existing as of the date of this Agreement or arising after the date hereof) which would cause the condition set forth in Section 6.2(a) hereof not to be satisfied if the Closing were scheduled to occur as of the date of R&A's discovery of such information; provided, however, that no such disclosures shall be deemed to modify, amend or supplement the representations and warranties of R&A for purposes of any provision of this Agreement except to the extent provided in Section 8.3 hereof.

		  3.11 Closing Bonus Payments. All payments required to be made to employees of R&A pursuant to the Closing Bonus Agreements shall be paid to such employees in cash prior to the end of business on the Closing Date, and the R&A Shareholders shall in the aggregate contribute to the capital of R&A in cash such portion of the Closing Purchase Price as is required to enable R&A to make such cash payments to employees pursuant to the Closing Bonus Agreements while remaining in compliance with the closing condition set forth in Section 6.7 hereof (with the capital contribution required to be made by each R&A Shareholder being in proportion to such R&A Shareholder's respective portion of the aggregate Closing Purchase
Price paid to the R&A Shareholders at the Closing). All payments made to employees of R&A pursuant to the Closing Bonus Agreements shall, for all purposes (including without limitation the filing of all Tax Returns), be deemed by the parties hereto (and the Acquirer so covenants and agrees) as having been paid to such employees as of immediately prior to the Closing and in respect of past services provided to R&A by such employees, and the parties hereto agree to treat such payments in all respects as having been so made in respect of past services and as having been made while R&A was an S corporation (and the R&A Shareholders therefore shall be entitled to any deductions arising in connection with such payments). Prior to making the payments required to be made pursuant to the Closing Bonus Agreement, R&A shall provide the Acquirer with reasonable notice with respect to the amounts intended to be withheld by R&A from the gross amount of such payments pursuant to applicable Tax laws, and shall reflect the reasonable comments of the Acquirer with respect to the amounts actually withheld in connection with the making of such payments.

		  3.12 Restricted Activities of CMR . As an inducement to the Acquirer to enter into this Agreement, in consideration of the benefits to be derived by CMR under this Agreement, and to preserve the goodwill associated with the business of R&A, CMR hereby agrees to the following restrictions on CMR's business activities that are not on behalf of R&A and its Affiliates:

		  (a) As a separate and independent covenant, CMR agrees that, during the Restricted Period (as defined below), CMR shall not directly or indirectly, whether for his own account or for the account of any other person, firm, corporation, or other business organization,
(i) provide Investment Advisory Services (as defined below) to any Client (as defined below), (ii) make any statements or take any actions that would reasonably be expected to materially interfere with R&A's or an Affiliate's business relationships with any Client; (iii) contact (either directly or indirectly) any Client for the purposes of inducing the client to, or otherwise induce or attempt to induce any Client to, enter into any investment management relationship or place any funds or securities under management with any person or firm other than R&A or an Affiliate relating to investments of any type, (iv) endeavor to entice away from R&A any person who is, or was at any time during the one year prior to such attempt, employed by R&A or an Affiliate, as an officer, portfolio manager, trader, analyst or salesperson or (v) take any actions that would reasonably be expected to materially interfere with R&A's property rights in lists of Clients or otherwise materially diminish the value of such lists to R&A; provided, however, that this Section 3.12(a) shall not prohibit any firm, corporation or other business organization of which CMR is an employee
(or otherwise associated) from engaging in such activities, so long as CMR did not cause or induce such activities, has no participation in such activities and did not facilitate such activities through the provision of information or otherwise; and provided, further, that this Section 3.12(a) is not intended to restrict (i) general solicitations made to the public or advertisements placed in publications of general circulation or (ii) "cold calls," "form letters" or similar types of untargeted solicitations.

		  The term "Restricted Period" shall mean the period beginning on the Closing Date and ending the later of (i) the fifth anniversary of the Closing Date and (ii) two (2) years after the termination of CMR's employment with R&A; provided, however, that if CMR's employment with R&A is terminated by R&A without "Cause" (as such term is defined in his Employment Agreement), or is terminated by CMR for "Good Reason"
(as such term is defined in his Employment Agreement), the Restricted Period shall end on the fifth anniversary of the Closing
Date.

		  The term "Investment Advisory Services" shall mean investment consulting, the rendering of investment advice to institutional or individual clients, the management of publicly traded securities for institutional or individual accounts, asset management and all other services which are customarily provided by persons or entities registered as investment advisers under the Advisers Act; provided, however, that such term shall not include "Permitted Activities" (as such term is defined in CMR's Employment Agreement).

		  The term "Client" shall mean (i) all persons or entities, who are or were recipients of Investment Advisory Service s from R&A, RMC or RFS or any of their subsidiaries at the date of termination of CMR's employment with R&A or at any time during the one (1) year preceding the date of such termination of employment, including without limitation (A) all such clients who are investment companies or other collective investment vehicles (other than an Excluded RMC Fund, if any), (B) all partners and other investors during such period in any such client that is a collective investment vehicle that is not a registered investment company (other than partners or other investors in any Excluded RMC Fund), and (C) any person or entity who is a shareholder during such period of any such client that is a registered investment company who held shares having a market value of at least $1 million (but such term shall exclude any other shareholder of a registered investment company), (ii) any persons or entities who have been identified and specifically contacted by an employee of R&A, RMC, or RFS with an offer to provide Investment Advisory Services at any time during the one (1) year preceding the date of termination of CMR's employment with R&A and who are either named on a list given to CMR within ten (10) days after his termination of employment or otherwise known by CMR to have been so contacted, and (iii) any persons or entities known by CMR to be Affiliates of such current, former or prospective clients.
The term "Client" shall not include (i) any member of CMR's immediate family, as defined under Rule 16a-1 of the Exchange Act or (ii) any trust of which CMR or any member of his immediate family is a grantor or beneficiary (as defined in Rule 16a-1 under the Exchange Act) (or similar types of related persons or entities).

		  (b) As a separate and independent covenant, CMR agrees that, during the Restricted Period, CMR shall not, either for CMR's own account or on behalf of any person or entity with which CMR is associated or affiliated, without prior written approval from the Board of R&A, directly or indirectly, own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm or business organization which does or attempts to do any of the activities described in Section 3.12(a), except in accordance with the "Employee Investment Criteria" set forth below; provided, however, that this Section 3.12(b) shall not be applicable to (i) Permitted Activities, (ii) continued ownership by CMR of those investments set forth on Schedule C to his Employment Agreement, and any other investments acquired by CMR with the prior written approval of the Board of R&A, (iii) investments in the securities of open- or closed-end registered investment companies, (iv) passive investments made in the securities of any collective investment vehicle that is not registered as an investment company; provided that CMR's investment in any such private fund does not exceed 10% of the aggregate investments made therein, or (v) owning any of the foregoing interests in any collective investment vehicle sponsored or managed by CMR to the extent such activities are not otherwise prohibited by the first sentence of Section 3.12(c). For purposes hereof, "Employee Investment Criteria" shall mean an investment in stocks, bonds or other securities which meets both of the following criteria: (a) such stock, bonds or other securities are listed on any national, regional, or foreign securities exchange or have been registered under Section 12(g) of the Exchange Act; and (b) such investment does not equal or exceed, in the case of any class of the capital stock of any one issuer, two and a half percent (2.5%) of the issued and outstanding shares, or, in the case of bonds or other securities, two and a half percent (2.5%) of the aggregate principal amount thereof issued and outstanding.

		  (c) As a separate and independent covenant, CMR covenants and agrees that during any portion of the Restricted Period that follows the termination of CMR's employment with R&A, CMR shall not directly or indirectly, whether for his own account or for the account of any other person, firm, corporation, or other business organization, engage in the business of providing or soliciting to provide Investment Advisory Services of any type to any person or entity located in the United States.
In addition, CMR covenants and agrees that, during the period specified in this Section 3.12(c), CMR shall not, either for CMR's own account or on behalf of any person or entity with which CMR is associated or affiliated, without the prior written approval of the Board of R&A, directly or indirectly be employed by, provide consulting services to, own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm or business organization which does or attempts to do any of the activities described above in this Section 3.12(c), except in accordance with the Employee Investment Criteria set forth in Section 3.12(b). To the extent that the provisions contained in this Section 3.12(c) are more restrictive than the covenants contained in Section 3.12(a) or
Section 3.12(b), the parties intend that this Section 3.12(c) shall control and shall be enforced to the maximum extent permitted by law. Notwithstanding the foregoing, this Section 3.12(c) shall not be applicable to (i) Permitted Activities, (ii) continued ownership by CMR of those investments set forth on Schedule C to his Employment Agreement, and any other investments acquired by CMR with the prior written approval of the Board of R&A, (iii) investments in the securities of open- or closed-end registered investment companies, (iv) passive investments made in the securities of any collective investment vehicle that is not registered as an investment company; provided that CMR's investment in any such private fund does not exceed 10% of the aggregate investments made therein, (v) owning any of the foregoing interests in any collective investment vehicle sponsored or managed by CMR to the extent such activities are not otherwise prohibited by the first sentence of this Section 3.12(c), or (vi) engaging in the sponsoring and/or managing of any Excluded RMC Fund (provided that no such Excluded RMC Fund shall accept investments from new investors therein to the extent its net assets exceed $50 million at any time prior to the end of the Restricted Period).

		  (d) CMR and R&A agree that the periods of time and the scope applicable to the covenants of Sections 3.12(a), 3.12(b) and 3.12(c) are reasonable and necessary to protect the legitimate business interests of R&A without unduly limiting CMR's ability to obtain employment or otherwise earn a living at the same general level of economic benefit as anticipated by his Employment Agreement. However, if such period or scope should be adjudged unreasonable in any judicial or other dispute resolution proceeding, then the period of time or scope shall be reduced by the extent deemed unreasonable, so that these covenants may be enforced during such period and for such scope as are adjudged to be reasonable.

		  (e) It is understood by and between CMR and R&A that the covenants by CMR set forth in this Section 3.12 are an essential element of this Agreement and that, but for the agreement of CMR to comply with such covenants, R&A would not have entered into CMR's Employment Agreement and the Acquirer and the R&A Shareholders would not have entered into this Agreement.


SECTION 4.   REPRESENTATIONS AND WARRANTIES OF THE ACQUIRER

	      4.1 Making of Representations and Warranties. The Acquirer hereby makes to R&A and each of the R&A Shareholders the representations and warranties contained in this Section 4.

	      4.2 Organization of the Acquirer. The Acquirer is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted.

	      4.3 Authority of the Acquirer. The Acquirer has full right, authority and power to enter into this Agreement and each of the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Acquirer of this Agreement and each of the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action of the Acquirer, and no other action on the part of the Acquirer is required in connection therewith. This Agreement and each of the other Transaction Documents to which the Acquirer is a party has been duly executed and delivered by the Acquirer and constitutes a valid and binding obligation of the Acquirer, enforceable against the Acquirer in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws and Regulations affecting creditors' rights generally, and to general principles of equity. Assuming the accuracy of the representations and warranties of R&A set forth in Section 2.5(b) hereof with respect to the execution and delivery of such agreements by R&A, and assuming that such agreements remained in full force and effect as of immediately prior to the Closing, as of the Closing the Revenue Sharing Agreement and each of the Employment Agreements will constitute a valid and binding obligation of R&A,enforceable against R&A in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws and Regulations affecting creditors' rights generally, and to general principles of equity. The execution, delivery and performance by the Acquirer of this Agreement and each of the other Transaction Documents to which it is a party (in each case including without limitation the consummation of the transactions contemplated hereby and thereby, as applicable):

	      (i) does not and will not violate any provision of the Constituent Documents or board of directors resolutions of the Acquirer;

	      (ii) does not and will not violate any Laws and Regulations applicable to the Acquirer, or require the Acquirer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except for approvals, consents and waivers that are expressly addressed by other sections of this Agreement, which approvals, consents and waivers shall have been received or made prior to the Closing (or at any earlier time required hereunder or under applicable Laws and Regulations or the provisions of any applicable agreement, contract or instrument) (including without limitation the receipt of the approval of The New York Stock Exchange for the listing of any Acquirer Shares to be delivered at the Closing pursuant to this Agreement); and

	      (iii) assuming the consents, waivers, approvals and filings described in the preceding clause (ii) are obtained or made (as applicable), does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any agreement, contract, permit, authorization, order, judgment or injunction to which the Acquirer is a party or by which the property of the Acquirer is bound, or result in the creation or imposition of any Claim on the Acquirer.

	      4.4 Capitalization. The capitalization of the Acquirer consists solely of (i)250,000,000 shares of authorized common stock, $.10 par value each ("Acquirer Common Stock"), of which 66,201,930 shares (including 2,721,886 exchangeable shares of a Canadian subsidiary of the Acquirer) were outstanding as of July 6, 2001, and (ii) 4,000,000 shares of preferred stock, $10.00 par value each, of which 1 share was outstanding as of the date of this Agreement. Any Acquirer Shares delivered to the R&A Shareholders pursuant to Section 1.8 hereof will be, when so delivered, duly and validly authorized, duly and validly issued, fully paid and non-assessable and not subject to any pre-emptive or other similar rights.

	      4.5 Litigation. There is no litigation, legal action, suit, proceeding or, to the knowledge of the Acquirer, investigation, examination or audit, by or before any Governmental Authority in which the Acquirer or any of its Affiliates is a party, or to the knowledge of the Acquirer, with which any of them has been threatened in writing, other than any of the foregoing which would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on the Acquirer or (ii) a Material Adverse Effect on the Royce Companies following the Closing.

	       4.6 Consent Solicitation Materials. All information provided in writing by or on behalf of the Acquirer for use in the consent solicitation materials distributed by the Royce Companies to their clients, and for use by the Private Fund Clients and the Registered Fund Clients, in each case in connection with the transactions contemplated by this Agreement at the time such information is provided and at the time such information is used will be accurate and complete and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (including without limitation to the extent revised information is necessary to correct any statement in any earlier communication that has become false or misleading).

		4.7 SEC Reports. Since January 1, 1999, the Acquirer has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the "Acquirer Filings"). Except as disclosed in Schedule 4.7 hereto, at the time of its filing, each such Acquirer Filing complied as to form with the requirements of the Securities Act or the Exchange Act, as applicable, in all material respects, and no such Acquirer Filing, as of the date of filing, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

		4.8    Finder's Fee.  None of the Acquirer or its
Affiliates has incurred or become liable for any investment banking fee, broker's commission or finder's fee in connection with the transactions contemplated by this Agreement for which either of the Royce Companies, RFS or any R&A Shareholder would be liable.

		4.9 Absence of Certain Changes. Since March 31, 2001, there has not been any circumstance, event or occurrence that has had or, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect on the Acquirer.

SECTION 5.   COVENANTS OF THE ACQUIRER

		5.1     Making of Covenants and Agreements.  The
Acquirer hereby makes to R&A and the R&A Shareholders the covenants and agreements set forth in this Section 5.

		5.2     Employee Benefits:

		(a) During the Revenue Sharing Period, the Acquirer shall at all times cause Board Approval of the following (and shall not otherwise affirmatively prevent the following from occurring):

		(i) R&A shall maintain the Royce & Associates, Inc. Deferred Compensation Plan and the Royce & Associates, Inc. Incentive Deferred Compensation Plan (collectively, the "Deferred Compensation Plans") and discharge the obligations of R&A under the Deferred Compensation Plans existing as of immediately prior to the Closing (provided that any new post-Closing grants thereunder shall be made only in the discretion of the Board of R&A); provided, however, that each of the Deferred Compensation Plans shall be amended prior to the Closing to reflect that the obligations of R&A thereunder are to be funded solely out of Retained Operating Revenues following the Closing, with such amendments to become effective as of (and subject to) the Closing (and R&A shall use its reasonable best efforts to obtain any necessary consents of participants in the Deferred Compensation Plans to the extent necessary under the terms of such plans to effect such amendments); and

		    (ii) R&A meeting its contractual obligations under each of the Employment Agreements.

		(b) To the extent that any employee of either of the Royce Companies, RFS or any of the Proprietary Fund Clients as of immediately prior to the Closing (the "Affected Employees") participates in employee benefit plans or arrangements maintained by the Acquirer or any of its subsidiaries (including without limitation R&A), the Acquirer (to the extent permitted under the terms of such employee benefit plans or arrangements, in the case of any such plans or arrangements other than those maintained by R&A) shall (or in the case of any such plan or arrangement maintained by R&A, the Acquirer shall cause Board Approval of any recommendation by the Management Committee
to):

		(i)     Give such Affected Employee full credit
for purposes of eligibility and vesting and benefit accrual
(except for benefit accruals under any defined benefit pension plan) under such employee benefit plans or arrangements maintained by the Acquirer or any of its subsidiaries in which such Affected Employee participates for such Affected Employee's aggregate service with either of the Royce Companies or RFS or any of the Proprietary Fund Clients to the same extent recognized by the Royce Companies or RFS immediately prior to the Closing;

(ii)    waive all limitations as to preexisting
conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any welfare benefit plans in which such Affected Employee is eligible to participate after the Closing; and

(iii) provide such Affected Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employee is eligible to participate in after the Closing Date.

		       5.3 Section 15 of the Investment Company Act. The Acquirer agrees to use its reasonable best efforts to cause the following to be true regarding Section 15(f) of the Investment Company Act with respect to each Proprietary Fund Client: (a) For a period of not less than three years following the Closing, no more than twenty-five percent (25%) of the members of the board of directors or trustees (as applicable) of such Proprietary Fund Client shall be "interested persons" (as defined in the Investment Company Act) of the Acquirer, R&A, any R&A Shareholder or any of their respective Affiliates; and (b) for a period of not less than two years following the Closing, neither the Acquirer nor any Affiliate of the Acquirer which acts as an adviser to such Proprietary Fund Client shall have any express or implied understanding, arrangement or intention to impose an "unfair burden" (within the meaning of Section 15(f) of the Investment Company Act) on such Proprietary Fund Client as a result of the transactions contemplated herein or shall impose such an unfair burden; provided, however, that the Acquirer shall not be deemed responsible hereunder with respect to a failure of any of the foregoing to be true to the extent that such failure resulted from (i) modifications to existing contractual arrangements (or the imposition of new contractual arrangements) between R&A or RFS and any such Proprietary Fund Client following the date of this Agreement and prior to the Closing (other than the contractual arrangements contemplated by this Agreement) or
(ii)the unilateral actions of CMR following the Closing taken without Board Approval.

		       5.4 Authorization from Others. The Acquirer will use its reasonable best efforts to obtain all authorizations, consents and approvals of other Persons required to be obtained by it to permit the consummation by the Acquirer of the transactions contemplated by this Agreement. The Acquirer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, as promptly as practicable following the date of this Agreement, the notifications required to be filed by the "ultimate parent entity" of the Acquirer under the HSR Act with respect to the transactions contemplated hereby. The Acquire will use its reasonable best efforts to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date, and to resist vigorously any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby.

			5.5 Consummation of Agreement. The Acquirer shall use its reasonable best efforts (except to the extent another standard is provided for in this Agreement with respect to particular actions to be taken by the Acquirer) to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

			 5.6     Cooperation of the Acquirer.  The
Acquirer shall cooperate (and shall cause its Affiliates to cooperate) with all reasonable requests of R&A in connection with the consummation of the transactions contemplated hereby and the making of any filings required to be made by the Royce Companies, RFS or any of the R&A Shareholders in connection therewith (including without limitation filings required to be made under the HSR Act).

5.7     Indemnification and Insurance.  During the
	Earnout Period:

			 (a)    The Acquirer shall not take any action
that would cause any rights of indemnification existing in favor of the R&A Shareholders and the directors, officers, partners and employees of the Royce Companies, RFS and the Proprietary Fund Clients, in each case as in effect on the date hereof, as against R&A and RFS, and shall not take any action that would cause any such rights of indemnification existing in favor of such Persons as against the Proprietary Fund Clients and the Private Fund Clients (in each case including without limitation in any such Persons' capacity as a director, trustee, officer, employee, agent or other representative of any Proprietary Fund Client or Private Fund Client), to not survive the Closing and continue in full force and effect against R&A, RFS or the applicable Proprietary Fund Client or Private Fund Client, as applicable, in accordance with the terms of such rights as in effect on the date hereof with respect to matters occurring on or prior to the date of the Closing (including without limitation matters relating to the consideration, negotiation, approval and execution of the transactions contemplated hereby), and the Acquirer shall at all times during the Earnout Period cause the Constituent Documents of R&A and RFS to reflect the matters set forth in this Section 5.7(a) (to the extent currently so reflected in such Constituent Documents); provided, however, that, for the avoidance of doubt, no R&A Shareholder shall be entitled to indemnification under any of the foregoing rights of indemnification in respect of indemnification payments made by such R&A Shareholder to Acquirer Indemnified Parties pursuant to Section 10 of this Agreement; and

			 (b)     R&A, RFS and New RMC shall provide
(with the costs thereof to be funded solely out of Retained Operating Revenues), and R&A shall use its commercially reasonable efforts to cause the Proprietary Fund Clients to provide, (in each case except to the extent that the CMR Representative and the Acquirer shall otherwise mutually agree in writing) that portion of directors/trustees and officers, errors and omissions and any similar existing liability insurance that serves to reimburse the R&A Shareholders, R&A, RMC, RFS and/or the partners, directors, officers and employees of R&A, RFS, RMC and the Proprietary Fund Clients (including without limitation in any such Persons' capacity as a director, trustee, officer, employee, agent or other representative of any Proprietary Fund Client) with respect to claims against such Persons arising from facts or events which occurred on or before the date of the Closing, which insurance shall contain at least the same coverage and amounts, and otherwise contain terms and conditions not less advantageous in the aggregate, as that coverage provided by R&A, RFS, RMC and the Proprietary Fund Clients (as applicable) for such Persons as of the date of this Agreement.

			 5.8     Structural Covenants Related to
Contingent Payments. During the Earnout Period (except to the extent otherwise agreed to in writing by the Acquirer and the CMR Representative), the Acquirer shall, on a reasonable basis consistent with the practices of the Acquirer and its Affiliates (other than R&A and its subsidiaries), (i) oversee the operation of the business of R&A and its subsidiaries in good faith with the objective of (A) building and maintaining a successful investment management business and (B) subject to the exercise by the Board of Directors of R&A in good faith of its rights under Section 2(d) of the Revenue Sharing Agreement, supporting R&A's and the R&A Shareholders' efforts to achieve the Contingent Payments provided for in Section 1.7 hereof consistent with R&A's and its subsidiaries' efforts to pursue and develop small- and micro-cap equity asset management products and services, (ii) not compromise the structural integrity of R&A and its subsidiaries (including without limitation their reporting relationships, for so long as CMR is the President of R&A) in a manner that could reasonably be expected to interfere with the achievement of the Contingent Payments provided for in Section 1.7 hereof, and (iii) in the event that a revenue-producing product or service nonetheless is to be removed from the consolidated revenues of R&A, ensure that R&A is given revenue credit (based upon the trailing twelve (12) months' revenues produced by such product or service at the time of transfer) for future periods for purposes of the calculation of Contingent
Payments hereunder.

			  5.9     Updated Representations and
Warranties. From the date of this Agreement to the Closing, the Acquirer shall promptly inform R&A in writing if it shall have discovered any information (whether existing as of the date of this Agreement or arising after the date hereof) which would cause the condition set forth in Section 7.2(a) hereof not to be satisfied if the Closing were scheduled to occur as of the date of the Acquirer's discovery of such information; provided, however, that no such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Acquirer for purposes of any provision of this Agreement except to the extent provided in Section 8.3 hereof.

			  5.10    Excluded RMC Funds.  Promptly
following the fifth anniversary of the Closing Date, with respect to each Excluded RMC Fund the Acquirer shall cause R&A and New RMC to use their respective reasonable best efforts to obtain such consents of the investors in such Excluded RMC Fund as are legally required to permit the transfer to such Person as is designated by the CMR Representative to the Acquirer in writing (or, in the absence of such a designation, to the CMR Representative) of the sole general partnership interest (and any other similar controlling interests) in such Excluded RMC Fund (and consent to the related transactions provided for in this Section 5.10). Promptly following the receipt of any legally required investor consents described in the preceding sentence, the Acquirer shall cause the business of acting as the general partner of such Excluded RMC Fund (including without limitation all of the goodwill and other intangible property associated therewith, but excluding any rights to receive payments of fees and expense reimbursements from such Excluded RMC Fund with respect to periods preceding the fifth anniversary of the Closing Date and excluding that portion of the capital account of New RMC in such Excluded RMC Fund that is in excess of one percent (1.0%) of the aggregate capital account balances of the partners in such Excluded RMC
Fund) to be transferred by R&A and New RMC to such transferee as was designated by the CMR Representative (or to the CMR Representative, in the absence of such a designation), and the sole consideration payable by such transferee in respect of such transfer shall be an assumption by such transferee of liabilities relating to the operation of such Excluded RMC Fund arising under its Constituent Documents on or after the date of the transfer to such transferee. The written consent of each investor in an Excluded RMC Fund for purposes of the transactions described in this Section 5.10 shall be solicited pursuant to written notice sent to such investor, and any investor declining to give such written consent shall be given the opportunity pursuant to such notice to withdraw its investment from the applicable Excluded RMC Fund. The CMR Representative shall be provided a reasonable opportunity to review the form of notice and consent materials to be used in connection with such consent solicitation.

			  5.11   Location of Offices.  During the
Earnout Period (except to the extent otherwise agreed to in writing by the Acquirer and the CMR Representative), the Acquirer shall cause the principal business offices of R&A and its subsidiaries to remain in Manhattan, New York and (for so long as CMR remains an employee of R&A or any of its subsidiaries) Greenwich, Connecticut.

			  5.12    Acquirer Right to Substitute Wholly-
Owned Subsidiaries. By written notice delivered by the Acquirer to R&A not later than ten (10) Business Days prior to the Closing, the Acquirer shall have the right (subject to Section 5.8(ii) hereof) to substitute in its place any one or more wholly-owned subsidiaries of the Acquirer solely for purposes of (a) effecting the delivery of the payments required to be delivered by the Acquirer pursuant to Section 1.2(b) at the Closing and pursuant to Section 1.7 in connection with Contingent Payments and (b) acquiring and holding the shares of capital stock of R&A following the Closing (provided that, for the avoidance of doubt, any such substitution shall not change the definition of "Acquirer Shares" hereunder, which shall continue to be shares of capital stock of Legg Mason, Inc. notwithstanding any such substitution); provided, however, that the Acquirer shall be required, as a condition to any such substitution, to make written representations and warranties to R&A and the R&A Shareholders with respect to each such wholly-owned subsidiary of the Acquirer in substance equivalent to the representations and warranties of the Acquirer set forth in Section 4 hereof (other than those set forth in Section 4.7 hereof), and such representations and warranties shall be deemed to be representations and warranties made by the Acquirer under this Agreement for all purposes of this Agreement (including without limitation the closing conditions set forth in Section 7.2 hereof); and provided, further, that, notwithstanding any such substitution of wholly-owned subsidiaries of the Acquirer pursuant to this Section 5.12, all of the representations, warranties, covenants and agreements of the Acquirer under this Agreement shall remain joint and several obligations of the Acquirer from and after any such substitution notwithstanding such substitution (and the Acquirer shall be obligated to discharge any and all such obligations to the extent not discharged by such subsidiaries of the Acquirer in accordance with the terms of this Agreement). Any promissory notes and other documentation between R&A and the Acquiror (or any of its other Affiliates) relating to debt incurred in connection with the transactions contemplated hereby shall be in form and substance reasonably acceptable to the Acquiror and the CMR Representative.

SECTION 6.    CONDITIONS TO THE OBLIGATIONS OF THE ACQUIRER

	      The obligation of the Acquirer to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by the Acquirer), prior to or at the Closing, of the following conditions precedent:

	      6.1 Illegality; Injunction. No judgment, injunction, order or decree enjoining or prohibiting the Acquirer, R&A, RMC or any R&A Shareholder from consummating the transactions contemplated by this Agreement shall have been entered and remain in effect, and no legal action or other legal proceeding shall have been brought by any Person and remain pending which seeks to enjoin or prohibit the consummation of the transactions contemplated hereby.

	      6.2   Representations, Warranties and Covenants.

	      (a) (i) The representations and warranties of R&A contained in this Agreement (other than in Section 2.3(a) hereof) shall be true and correct as of the Closing as though newly made at such time (disregarding for such purpose any limitations contained therein with respect to "materiality" or a "Material Adverse Effect"), other than any failures to be true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Royce Companies or the Acquirer, and (ii) the representations and warranties of R&A contained in Section 2.3(a) of this Agreement shall be true and correct in all material respects as of the Closing as though newly made at such time;

	      (b) The covenants and agreements to be performed or complied with by R&A hereunder at or prior to the Closing shall have been duly performed or complied with (as applicable) in all material respects; and

	      (c) R&A shall have furnished the Acquirer with a certificate dated as of the date of the Closing with respect to each of the foregoing.

	      6.3    Advisory Contract Consents.

	      (a) (i) Clients of R&A whose Advisory Contracts in the aggregate provide for the management of at least $4,077,221,928 of Assets Under Management shall have Consented to the transactions contemplated hereby, and (ii) Clients (other than Proprietary Fund Clients) whose Advisory Contracts in the aggregate provide for the management of at least $591,489,669 of Assets Under Management shall have Consented to the transactions contemplated hereby.

	      For purposes of this Section 6.3(a), "Consent" shall mean:

	      (A) With respect to a Registered Fund Client of R&A as of the date of this Agreement, that R&A shall have (i) entered into a new Advisory Contract with such Registered Fund Client on substantially equivalent terms as the Advisory Contract between R&A and such Registered Fund Client as of the date of this Agreement, (ii)obtained the Fund Board Approval with respect to such new advisory contract, and (iii) in the case of a Proprietary Fund Client (or any other Registered Fund Client where shareholder approval is required for such new advisory contract by applicable Laws and Regulations), obtained the Fund Shareholder Approval with respect to such new contract;

	      (B) With respect to a Private Fund Client of R&A as of the date of this Agreement, that R&A shall have obtained the Private Fund Consent relating thereto;

	      (C) With respect to a client of R&A as of the date of this Agreement who is not described in clause (A) or (B) of this sentence, that R&A shall have obtained the written consent of such client to the deemed assignment of its Advisory Contract resulting from the transactions contemplated hereby in the manner provided for in Section 3.2 hereof (or shall have entered into a new
Advisory Contract with such client on substantially equivalent terms as the contract in effect with such client on the date hereof and obtained the written consent of such client to the deemed assignment resulting from the transactions contemplated hereby at the time such Advisory Contract was entered into); and

	      (D) With respect to any Advisory Contract entered into on or after the date of this Agreement with a new client of R&A, by R&A having obtained the written consent of such client to the deemed assignment resulting from the transactions contemplated hereby at the time such Advisory Contract was entered into;

provided, however, that Consent for purposes of clause (B), (C) or (D) of this sentence shall not be deemed to have been obtained if the client under the applicable Advisory Contract (who shall be deemed to be the Private Fund Client, in the case of an Advisory Contract with a Private Fund Client, and not any investor therein) has expressed to R&A (and not subsequently withdrawn) an intention to terminate its investment relationship with R&A (or materially reduce the fee rates payable to R&A under such Advisory Contract) or has otherwise objected in writing (and not subsequently withdrawn such objection) to the consummation of the transactions contemplated hereby.

		 For purposes of this Section 6.3(a), "Assets Under Management" shall mean (A) with respect to assets managed pursuant to an Advisory Contract which was in effect on April 30, 2001 (or pursuant to an Advisory Contract which was in effect at such date and which is to be replaced by a new Advisory Contract in connection with the transactions contemplated hereby), the assets under management pursuant to such Advisory Contract as of April 30, 2001 (adjusted for any additions and/or withdrawals of assets by the client (in the case of an Advisory Contract with a client other than a Registered Fund Client or a Private Fund Client), or by investors in the client (in the case of an Advisory Contract with a Registered Fund Client or a Private Fund Client) from April 30, 2001 to the Business Day immediately prior to the Closing), and (B) with respect to assets managed pursuant to an Advisory Contract which is entered into after April 30, 2001 (other than a replacement contract described in clause (A) of this sentence), the assets under management on the date such Advisory Contract was entered into (adjusted for any additions and/or withdrawals of assets by the client (in the case of an Advisory Contract with a client other than a Registered Fund Client or a Private Fund Client), or by investors in the client (in the case of an Advisory Contract with a Registered Fund Client or a Private Fund Client) from that date to the Business Day immediately prior to the Closing).

		 (b)(i) With respect to each Proprietary Fund Client, its Fund Board Approval shall have been obtained with respect to the approval of a new Advisory Contract and shall remain in full force and effect, and (ii) with respect to each Proprietary Fund Client other than a Minor Proprietary Fund Client, its Fund Shareholder Approval shall have been obtained with respect to the approval of a new Advisory Contract and shall remain in full force and effect

		 (c) At the Closing, R&A shall deliver a certificate certifying as to compliance with the conditions set forth in this
Section 6.3 (which certificate includes the calculation of compliance in reasonable detail).

		 6.4 Other Approvals. Except to the extent otherwise expressly provided for in this Agreement, all consents, authorizations and approvals of governmental authorities required to permit the consummation of the transactions contemplated hereby (including without limitation the expiration of any applicable waiting periods under the HSR Act (including any extensions thereof)) shall have been obtained and shall remain in effect, except where, individually or in the aggregate, the failure to obtain any such consents, authorizations or approvals have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Royce Companies or the Acquirer following the Closing (provided, however, that the expiration of any applicable waiting periods under the HSR Act shall be deemed necessary to avoid such a Material Adverse Effect).

		 6.5     Legal Opinion.  The Acquirer shall have
received a legal opinion, dated as of the date of the Closing, of Howard
J. Kashner, general counsel of the Royce Companies, with respect to such matters (and in such form) as is customary for transactions of the type contemplated hereby.

		 6.6     Other Transaction Documents.

(a) The Revenue Sharing Agreement shall remain in full force and effect; and

(b)     The Employment Agreement with each of
 CMR,Whitney George and Boniface A. Zaino shall remain in full force and effect and the employee party thereto shall be actively employed by R&A.

		  6.7 Working Capital. As of the Closing (and taking into account all transaction costs to be borne by R&A, including without limitation all payments required to be made by R&A pursuant to the Closing Bonus Agreements), R&A shall have working capital (defined as current assets less current liabilities) of at least two million four hundred thousand dollars ($2,400,000), and R&A shall have furnished the Acquirer with a certificate dated as of the date of the Closing certifying as to compliance with such requirement.

		  6.8 Section 15 Compliance. No more than twenty-five percent (25%) of the members of the board of directors or trustees (as applicable) of any Proprietary Fund Client shall be "interested persons" (as defined in the Investment Company Act) of the Acquirer, R&A, any R&A Shareholder or any of their respective Affiliates.

		  6.9 Asset Purchase. The Asset Purchase shall have been consummated.

SECTION 7.        CONDITIONS TO OBLIGATIONS OF R&A, THE R&A SHAREHOLDERS
		  AND RMC

		  The obligation of R&A and each R&A Shareholder to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or waiver by R&A, which shall be authorized to waive such conditions on its own behalf and on behalf of each of the R&A Shareholders), prior to or at the Closing, of the following conditions precedent:

		  7.1    Illegality; Injunction.  No judgment,
injunction, order or decree enjoining or prohibiting the Acquirer, R&A, RMC or any R&A Shareholder from consummating the transactions contemplated by this Agreement shall have been entered and remain in effect, and no legal action or other legal proceeding shall have been brought by any Person and remain pending which seeks to enjoin or prohibit the consummation of the transactions contemplated hereby.

		  7.2     Representations, Warranties and Covenants.

		  (a) (i) The representations and warranties of the Acquirer contained in this Agreement (other than in Section 4.4 hereof) shall be true and correct as of the Closing as though newly made at such time (disregarding for such purpose any limitations contained therein with respect to "materiality" or a "Material Adverse Effect"), other than any failures to be true and correct which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquirer or R&A, and (ii) the representations and warranties of the Acquirer contained in Section 4.4 of this Agreement shall be true and correct in all material respects as of the Closing as though newly made at such time;

		  (b) The covenants and agreements to be performed or complied with by the Acquirer hereunder at or prior to the Closing shall have been duly performed or complied with (as applicable) in all material respects; and

		  (c) The Acquirer shall have furnished R&A and the R&A Shareholders with a certificate dated as of the date of the Closing with respect to each of the foregoing.

		   7.3 Other Approvals. Except to the extent otherwise expressly provided for in this Agreement, all consents, authorizations and approvals of governmental authorities required to permit the consummation of the transactions contemplated hereby (including without limitation the expiration of any applicable waiting periods under the HSR Act (including any extensions thereof)) shall have been obtained and shall remain in effect, except where, individually or in the aggregate, the failure to obtain any such consents,authorizations or approvals have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Royce Companies or on the Acquirer following the Closing (provided, however, that the expiration of any applicable waiting periods under the HSR Act shall be deemed necessary to avoid such a Material Adverse Effect).

		   7.4 Section 15 Compliance. No more than twenty-five percent (25%) of the members of the board of directors or trustees (as applicable) of any Proprietary Fund Client shall be "interested persons" (as defined in the Investment Company Act) of the Acquirer, R&A, any R&A Shareholder or any of their respective Affiliates.

		   7.5 Legal Opinion. The R&A Shareholders shall have received a legal opinion, dated as of the date of the Closing, of internal legal counsel to the Acquirer with respect to such matters (and in such form) as is customary for transactions of the type contemplated hereby.

		   7.6 Other Transaction Documents. The Revenue Sharing Agreement shall remain in full force and effect.

		   7.7 Asset Purchase. The Asset Purchase shall have been consummated.

SECTION 8.  TERMINATION OF AGREEMENT; EFFECT OF THE CLOSING

		   8.1     Termination.  At any time prior to the
Closing, this Agreement may be terminated as follows:

		   (a) by the mutual written consent of the Acquirer and R&A (which shall be authorized pursuant to this Section 8.1 to terminate this Agreement on its own behalf and on behalf of each of the R&A Shareholders and RMC); or

		   (b) by the Acquirer or R&A pursuant to written notice to the other if the Closing has not occurred on or prior to February 2, 2002; provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (b) if such party or its Affiliates are in breach of this Agreement and such breach has contributed materially to the failure of the Closing to have occurred by such date.

		    8.2 Effect of Termination. All obligations and liabilities of the parties hereunder shall cease upon any termination of this Agreement pursuant to Section 8.1; provided, however, that (a) the provisions of this Section 8 and Section 12 hereof shall survive any termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of a representation, warranty, covenant or agreement of such party contained herein occurring prior to such termination.

		    8.3     Effect of Closing.  Anything in this
Agreement to the contrary notwithstanding, from and after the Closing
(a) the Acquirer shall not have any liability to any Royce Indemnified Parties for any breach of a representation, warranty, covenant or agreement of the Acquirer contained herein to the extent that (i) such breach occurred prior to or as of the Closing, (ii) such breach was identified by the Acquirer to R&A in writing prior to the Closing and
(iii) such breach caused one or more of the conditions set forth in
Section 7 hereof to not be satisfied as of the Closing, and (b) the R&A Shareholders shall not have any liability to any Acquirer Indemnified Parties for any breach of a representation, warranty, covenant or agreement contained herein to the extent that (i) such breach occurred prior to or as of the Closing, (ii) such breach was identified by R&A to the Acquirer in writing prior to the Closing and (iii) such breach caused one or more of the conditions set forth in Section 6 hereof to not be satisfied as of the Closing.

SECTION 9.  TAX MATTERS
		    9.1     Section 338(h)(10) Election.

		    (a) R&A and the R&A Shareholders will join with the Acquirer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state and local Tax law) with respect to the Stock Purchase hereunder (the "Elections"). The Acquirer shall prepare any and all forms necessary to effectuate the Elections (including, without limitation, IRS Form 8023 and similar forms under state and local Tax law) (the "Election Forms") and, to the extent possible, the R&A Shareholders and the Acquirer shall execute, as of the Closing Date, the Election Forms. In the event, however, any Election

Forms are not executed by the Closing Date, the R&A Shareholders and the Acquirer shall complete each such Election Form no later than 15 days prior to the date such Election Form is required to be filed. Each of the R&A Shareholders shall execute the Election Forms and the Acquirer shall execute and shall duly and timely file the Election Forms in accordance with applicable Tax Laws and Regulations and the terms of this Agreement. The R&A Shareholders will include any income, gain, loss, deduction or other Tax items resulting from the Elections on their Tax Returns to the extent permitted by applicable Laws and Regulations. The R&A Shareholders and the Acquirer shall report all transactions pursuant to this Agreement in a manner that is consistent with the Elections and shall take no position contrary thereto unless required to do so pursuant to a final "determination" within the meaning of Section 1313 of the Code or an analogous provision of state, local or foreign law.

		   (b) The Acquirer and the R&A Shareholders have jointly allocated the Closing Purchase Price (the "Purchase Price Allocation") among the assets of R&A in accordance with Treas. Reg.
Section 1.338(h)(10)-1(d), and such Purchase Price Allocation is set forth in Schedule 9.1(b). Any subsequent adjustments to the Closing Purchase Price and the payment of any Contingent Payments shall be reflected in the Purchase Price Allocation as revised hereunder in a manner consistent with Treas. Reg. Section 1.338(h)(10)-1(d) and as agreed to by the Acquirer and the R&A Shareholders at the time of the payment thereof (such agreement not to be unreasonably withheld). The Acquirer and the R&A Shareholders agree to (i) be bound by the Purchase Price Allocation, (ii) act in accordance with the Purchase Price Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with its Federal income tax return for the taxable year that includes the Closing Date) and in the course of any Tax audit or Tax litigation relating thereto and (iii) take no position inconsistent with the Purchase Price Allocation for all tax purposes, except, in each case, to the extent that there has been a determination (within the meaning of Section 1313 of the Code) contrary to such position. Prior to the Closing, the Acquiror shall provide the CMR Representative with a reasonable opportunity to review the allocations of purchase price for accounting purposes to tangible items of property, and reflect reasonable comments thereon.

		    (c) R&A and the R&A Shareholders shall not revoke R&A's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code, or the comparable elections or status for New York State franchise tax purposes, and shall not take steps resulting in the termination of RFS' status as a "qualified subchapter S subsidiary" within the meaning of Code section 1361(b)(3)(B), or of RFS' comparable status for New York State franchise tax purposes, prior to the Closing, and will use their reasonable best efforts to prevent from being taken any action (other than the sale of the R&A stock pursuant to this Agreement) that would result in the termination of R&A's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, or RFS' status as a "qualified subchapter S subsidiary" within the meaning of Code section 1361(b)(3)(B), or of RFS' comparable status for New York State franchise tax purposes, prior to the Closing.

		     9.2    Tax Returns and Payments.

		     (a) Tax Periods Ending on or Before the Closing Date. The CMR Representative shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Tax Returns for R&A and RFS for all periods ending on or prior to the Closing Date ("Pre-Closing Tax Periods"). Tax Returns of R&A and RFS not yet filed for any Pre-

Closing Tax Period shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to R&A and RFS (except to the extent counsel for the CMR Representative or the Acquirer determines that there is no reasonable basis in law therefore or determines that a Tax Return cannot be so prepared and filed or an item so reported without being subject to penalties).

		     (b) Tax Periods Beginning Before and Ending After the Closing Date. The Acquirer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for R&A and RFS for all periods beginning before and ending after the Closing Date ("Straddle Periods") which are filed after the Closing Date. The Acquirer shall permit the CMR Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall incorporate any such reasonable comments from the CMR Representative.

		     (c) Refunds. The Acquirer shall promptly pay to the R&A Shareholders (in proportion to their respective receipt of the Closing Purchase Price) any unaccrued refund or credit of Taxes (including any interest paid or credited with respect thereto) received by the Acquirer, R&A or RFS relating to any Pre-Closing Tax Period or pre-Closing portion of any Straddle Period. The Acquirer shall, if the CMR Representative reasonably so requests, cause R&A or RFS (or any other relevant entity) to file for any refund or credit to which the R&A Shareholders believe they are entitled.

		     (d) Payments. (i) The R&A Shareholders shall pay or cause to be paid when due and payable (with any such payment to be made by the individual R&A Shareholders in the same respective percentages that the Closing Purchase Price was paid to them) all unreserved Taxes with respect to R&A and RFS for any Pre-Closing Tax Period and any pre-Closing portion of a Straddle Period; and (ii) the Acquirer shall so pay or cause to be paid Taxes for any Tax periods commencing on or after the Closing Date and any post-Closing portion of a Straddle
Period.

		      9.3    Tax Cooperation and Exchange of
Information. The Acquirer and the R&A Shareholders agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to R&A or RFS (including, without limitation, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, amended Tax Returns or claim for refund, the making of any election related to Taxes, the preparation for and conduct of any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities at the sole cost of the requesting party. If reasonably requested by the Acquirer and at the Acquirer's sole expense, the CMR Representative shall make himself available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. The Acquirer and the R&A Shareholders shall retain all books and records with respect to Taxes pertaining to R&A or RFS in their respective possession (which shall include, in the case of the Acquirer, books and records in the possession of R&A or RFS) until the later of (i) the expiration of the statute of limitations of the Taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods prior to such expiration, or (ii) six years following the due date (without extension) for such Tax Returns. At the end of such period, each party shall provide the others with at least 10 days prior written notice before destroying any such books and records, during which period the parties receiving such notice can elect to take possession, at their own expense, of such books and records. The Acquirer and the R&A Shareholders shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving R&A or RFS. Any information provided or obtained under this Section 9.3 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

		      9.4 Allocation of Taxable Income. As a result of the Stock Purchase, R&A and RFS shall be treated as having two short years for tax purposes during the calendar year in which the Closing occurs pursuant to Section 1362(e)(1) of the Code: (i) a period from January 1 of the calendar year in which the Closing occurs through the end of the day prior to the Closing Date, and (ii) a period from the beginning of the Closing Date through December 31 of the calendar year in which the Closing occurs.

SECTION 10.  SURVIVAL; INDEMNIFICATION

		     10.1 Survival of Representations, Warranties and Covenants. Each of the representations and warranties contained in this Agreement shall survive the Closing until the second anniversary of the date of the Closing, except for the representations and warranties contained in Section 2.9, which shall survive until the expiration of the applicable statute of limitations relating to the subject matter thereof, and except for the representations and warranties contained in
Section 2.3(a), Section 2.5(a), the first sentence of Section 4.3, and
Section 4.4, which shall survive indefinitely. Each of the covenants and agreements contained in this Agreement (and the rights of the parties to seek indemnification under Section 10.2 or 10.4, as applicable, for a breach of any such covenants or agreements) which by its terms is to be performed following the Closing shall survive until fully performed in accordance with its terms.



		     10.2 Indemnification by the R&A Shareholders. From and after the Closing, each of the R&A Shareholders agrees, jointly and severally with the other R&A Shareholders (subject to the limitations set forth in Section 10.3 hereof), with respect to any breach by R&A occurring as of or prior to the Closing of a representation, warranty, covenant or agreement of R&A contained in this Agreement, to indemnify, defend and hold the Acquirer, its Affiliates and their respective directors, officers and employees (individually a "Acquirer Indemnified Party" and, collectively, the "Acquirer Indemnified Parties") harmless from and against any damages, liabilities, losses, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) which may be sustained or suffered by any of them to the extent arising out of or resulting from such breach by R&A of such representation, warranty, covenant or agreement contained in this Agreement occurring as of or prior to the Closing.

		     10.3 Limitations on Indemnification by the R&A Shareholders. Notwithstanding any other provision of this Agreement to the contrary, the right of the Acquirer Indemnified Parties to indemnification under Section 10.2 shall be subject to the following limitations:

		     (a) No indemnification shall be payable by the R&A Shareholders pursuant to Section 10.2 unless the total of all indemnification payments to be made by the R&A Shareholders pursuant to
Section 10.2 shall exceed two million dollars ($2,000,000) in the aggregate, whereupon only amounts in excess of such two million dollar ($2,000,000) threshold shall be recoverable as indemnification payments hereunder;

		     (b) The aggregate indemnification payable by the R&A Shareholders pursuant to Section 10.2 shall be limited to a maximum of seventy-five million dollars ($75,000,000);

		     (c) The indemnification payable by any one R&A Shareholder pursuant to Section 10.2 with respect to any claim shall be limited to the percentage of the aggregate indemnification liability of all R&A Shareholders with respect to such claim that equals the percentage of the Closing Purchase Price received by such R&A Shareholder; each R&A Shareholder that is a trust covenants to the Acquirer that, until the second anniversary of the Closing Date (or such later time as any indemnification claims that have been made by the Acquirer against such R&A Shareholder as of the second anniversary of the Closing Date have been finally resolved), such R&A Shareholder will not distribute any assets to its beneficiaries if such distribution would result in such R&A Shareholder retaining (as of immediately following such distribution) assets having a then-current market value less than that portion of the Closing Purchase Price received by such R&A Shareholder at the Closing; and

		     (d) No indemnification shall be payable by the R&A Shareholders pursuant to Section 10.2 after the expiration of the applicable survival period set forth in Section 10.1 with respect to the representation, warranty, covenant or agreement giving rise to such indemnification obligation (the "Indemnification Cut-Off Date"); provided that such expiration shall not affect any claim for indemnification with respect to which notice was given in the manner contemplated by Section 10.6 hereof prior to the applicable Indemnification Cut-Off Date.

		      10.4 Indemnification by the Acquirer. From and after the Closing, the Acquirer agrees (subject to the limitations set forth in Section 10.5 hereof) to indemnify, defend and hold RMC, each R&A Shareholder, their respective Affiliates and their respective directors, officers and employees (individually a "Royce Indemnified Party" and, collectively, the "Royce Indemnified Parties") harmless from and against any damages, liabilities, losses, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) which may be sustained or suffered by any of them to the extent arising out of or resulting from a breach by the Acquirer occurring as of or prior to the Closing of any representation, warranty, covenant or agreement of the Acquirer contained in this Agreement.

		      10.5    Limitation on Indemnification by the
Acquirer. Notwithstanding any other provision of this Agreement to the contrary, the right of the Royce Indemnified Parties to indemnification under Section 10.4 shall be subject to the following limitations:

		      (a) No indemnification shall be payable by the Acquirer pursuant to Section 10.4 unless the total of all indemnification payments to be made by the Acquirer pursuant to Section
10.4 shall exceed two million dollars ($2,000,000) in the aggregate, whereupon only amounts in excess of such two million dollar ($2,000,000) threshold shall be recoverable as indemnification payments hereunder;

		      (b) The aggregate indemnification payable by the Acquirer pursuant to Section 10.4 shall be limited to a maximum of seventy-five million dollars ($75,000,000); and

		      (c) No indemnification shall be payable by the Acquirer pursuant to Section 10.4 after the expiration of the applicable Indemnification Cut-Off Date; provided, that such expiration shall not affect any claim for indemnification with respect to which notice was given in the manner contemplated by Section 10.6 hereof prior to the applicable Indemnification Cut-Off Date.

		      10.6 Notice; Defense of Claims. An Acquirer Indemnified Party shall make any claim for indemnification hereunder by giving written notice thereof to the CMR Representative, with a copy to the Acquirer, within the period in which indemnification claims can be made hereunder, and a Royce Indemnified Party shall make any claim for indemnification hereunder by giving written notice thereof to the Acquirer, with a copy to the CMR Representative, within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Any such notice shall summarize in reasonable detail the bases for the claim for indemnification and any claim or liability being asserted by a third party.

		       Within twenty (20) Business Days after receiving such notice, the Acquirer or the CMR Representative (as applicable) shall give written notice to the other stating whether it disputes the claim for indemnification (which each of the Acquirer and the CMR Representative shall be exclusively authorized to do on behalf of all of their respective indemnified parties for purposes of indemnification under this Agreement) and whether it will defend against any third party claim or liability at its own cost and expense (such costs and expenses to be borne ratably by the R&A Shareholders in proportion to their respective shares of the consideration received at the Closing hereunder, and promptly reimbursed to the CMR Representative upon his request). If the Acquirer or the CMR Representative (as applicable) fails to give notice that it disputes an indemnification claim within twenty (20) Business Days after receipt of such written notice thereof, it shall be deemed to have accepted and agreed (on behalf of all of the applicable indemnifying parties) to the claim, which shall become immediately due and payable.

			In the case of a claim by an Acquirer
Indemnified Party, the CMR Representative, and in the case of a claim by a Royce Indemnified Party, the Acquirer, shall be entitled to direct the defense against a third party claim or liability for which indemnification is sought hereunder, with counsel selected by it and reasonably acceptable to the other, as long as the Acquirer or the CMR Representative (as applicable) is conducting a good faith defense. Each indemnified party shall at all times have the right to participate in the defense of a third party claim or liability in reasonable respects and at its own expense directly or through counsel; provided that if the named parties to the action or proceeding include both the indemnifying party and one or more indemnified parties and an indemnified party is advised by counsel in writing that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified parties may engage one separate counsel to represent them at the expense of the indemnifying parties.
If no such notice of intent to dispute and defend a third party claim or liability is given by the Acquirer or the CMR Representative (whichever is authorized to act on behalf of the indemnifying parties), or if such good faith defense is not being, or ceases to be, conducted by the Acquirer or the CMR Representative (as applicable), the other shall have the right, on behalf of the indemnified parties and at the expense of the indemnifying parties, to undertake the defense of such claim or liability (with counsel selected by it and reasonable acceptable to the indemnifying parties) and to compromise or settle it, exercising reasonable business judgment (and subject to receipt of a release of the indemnified parties and the indemnifying parties not becoming subject to non-monetary penalties, obligations or restrictions as a result thereof). If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying parties, then the indemnified parties shall make available such information and assistance as the indemnifying parties may reasonably request and shall cooperate with the indemnifying parties in such defense (at the expense of the indemnifying parties).

		      10.7 No Right of Setoff; Insurance, Tax and Other Benefits. In no event shall any party hereto be entitled to offset any indemnification claim or alleged indemnification claim that such party may have against another party hereto against any amounts such indemnified party otherwise is obligated to pay to such potential indemnitor pursuant to this Agreement or otherwise.

		      (b) The amount of any indemnification payment to be made by any indemnifying party under this Agreement shall be reduced to take into account (in assessing the damages, liabilities, losses, costs and expenses suffered by the indemnified party) any related tax benefits, insurance recoveries and similar related benefits, recoveries or payments that such indemnified party has received as a result of the circumstance, event or occurrence giving rise to such underlying indemnification claim, and any such related benefits, recoveries or payments received by an indemnified party hereunder following its receipt of indemnification payments hereunder shall be reimbursed to the indemnifying parties to the extent failure to do so would result in a recovery by the indemnified parties of more than 100%. In no event shall any party hereto be entitled to collect punitive damages as part of any indemnification recovery under this Agreement.

		      (c)     Each party hereto agrees to use its
commercially reasonable efforts to maximize its insurance recoveries and other similar recoveries versus third parties with respect to any circumstance, event or occurrence which may give rise to indemnification obligations of other parties hereto, to the extent that such commercially reasonable efforts could reasonably be expected to result in a reduction in the indemnification obligations of such other parties hereto.

		      10.8 Indemnification Payments. The parties hereto agree that (i) any indemnification payment made under this
Section 10, (ii) any distribution of funds to the Acquirer from amounts deposited in escrow under the terms of this Agreement (to the extent such escrowed amounts were treated as Purchase Price by the parties hereto prior to such distribution to the Acquirer), and (iii) any additional payments required to be made to the Acquirer under Section 1.3(b) hereof, will be treated by all parties hereto on their (and their relevant Affiliates') Tax Returns as an adjustment to the Purchase Price paid hereunder. From and after the Closing, the indemnification provided for under this Section 10 shall be the exclusive remedy for monetary damages with respect to breaches of representations, warranties, covenants and agreements contained in this Agreement occurring as of or prior to the Closing, and in lieu of any other remedies for monetary damages for such breaches occurring as of or prior to the Closing that may be available to the Acquirer Indemnified Parties and the Royce Indemnified Parties pursuant to any Laws and Regulations; provided, however, that nothing contained in this Agreement shall be deemed to limit any party's right to seek monetary recovery under any applicable Laws and Regulations in the case of fraud by any other party hereto occurring as of or prior to the Closing; and provided, further, that nothing contained in this Agreement shall be deemed to limit any party's right to seek injunctive relief; and provided, further, that nothing contained in this Agreement shall be deemed to limit any R&A Shareholder's rights as a shareholder of the Acquirer, or under applicable securities Laws and Regulations with respect to such R&A Shareholder's receipt of Acquirer Common Stock, in the event that the Acquirer elects to pay a portion of the Purchase Price in Acquirer Common Stock; and provided, further, that, for the avoidance of doubt, nothing contained in this Agreement shall be deemed to limit any party's remedies (for monetary damages or otherwise) with respect to breaches of this Agreement or any of the other Transaction Documents occurring after the Closing. For purposes of measuring the amount of any damages which may be sustained or suffered by any indemnified party hereunder arising out of or resulting from a breach of a representation or warranty hereunder by another party hereto (but in no event for purposes of determining whether such representation or warranty was in fact breached), any limitations contained in the applicable representation or warranty with respect to "materiality" or a "Material Adverse Effect" shall be disregarded.

SECTION 11.  DEFINITIONS

		     For purposes of this Agreement (including the Exhibits and Schedules referenced herein), the following terms shall have the respective meanings:

		    "Accounting Firm" shall mean KPMG Peat Marwick, or such other accounting firm mutually agreed to in writing by the Acquirer and the CMR Representative.

		    "Acquirer" shall have the meaning specified in the preamble hereto.

		    "Acquirer Common Stock" shall have the meaning specified in Section 4.4 hereof.

		    "Acquirer Filings" shall have the meaning specified in Section 4.7 hereof.

		    "Acquirer Indemnified Party" shall have the meaning specified in Section 10.2 hereof.

		    "Acquirer Registration Statement" shall have the meaning specified in Section 1.8 hereof.

		    "Acquirer Shares" shall have the meaning specified in Section 1.8 hereof.

		    "Acquirer Stock Notice" shall have the meaning specified in Section 1.8 hereof.

		    "Acquirer Stock Price" shall have the meaning specified in Section 1.8 hereof.

		    "Advisers Act" shall mean the Investment Advisers Act of 1940, as the same may be amended from time to time, and any successor to such act.

		    "Advisory Contract" shall mean any investment management, advisory or sub-advisory contract with either Royce Company or RFS (including without limitation any contract providing for the provision of Asset Management Services to a Private Fund Client).

		    "Affected Employees" shall have the meaning specified in Section 5.2(b) hereof.

		    "Affiliate" shall mean with respect to any person or entity (herein the "first party"), any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote twenty-five percent (25%) or more of the outstanding voting securities of such person or entity, or (b) otherwise direct the management and policies of such person or entity by contract or otherwise.

		   "Agreed Interest Rate" shall mean a rate per annum equal to the prime lending rate then in effect as reported by The Chase Manhattan Bank.

		   "Agreement" shall have the meaning specified in the preamble hereto.

		   "Applicable Cost Overruns" shall mean, with respect to any Applicable Year, the amount (if any) by which (i) the aggregate Company Expenditures with respect to such Applicable Year that are required by Section 1(c) of the Revenue Sharing Agreement (as in effect on the Closing Date, subject to any subsequent amendments or other modifications thereto agreed to in writing by the Acquirer and the CMR Representative) to be paid or provided for in such Applicable Year out of Retained Operating Revenues exceed (ii) the sum of (A) the Retained Operating Revenues for such Applicable Year plus (B) the amount of any remaining Retained Operating Revenues from prior periods which have not been used to pay for Company Expenditures; provided, however, that any Company Expenditures that were committed to or otherwise incurred by R&A or any subsidiary thereof on or after the Closing Date notwithstanding the written good faith substantially contemporaneous objection of the CMR Representative to the commitment or incurrence of such Company Expenditure (any such objection by the CMR Representative to be deemed to have been made in good faith if based upon a good faith belief on the part of the CMR Representative that the commitment or incurrence of such Company Expenditure could reasonably be expected to cause the expenses and expenditures of R&A and its subsidiaries to exceed in current or future periods the Retained Operating Revenues for such current or future periods, in light of previously existing commitments or expenses of R&A and its subsidiaries or otherwise, and any such objection to be deemed to be substantially contemporaneous if made within a reasonable period of time following the CMR Representative having become aware of such Company Expenditure) shall be excluded from the Company Expenditures described in clause (i) of this definition (notwithstanding the fact that they may be included in the definition of "Company Expenditures" under the Revenue Sharing Agreement), provided that the CMR Representative shall not be permitted pursuant to this proviso (X) to object to involuntary Company Expenditures (i.e., fines, settlements, judgments and substantially similar expenditures), or (Y) for so long as CMR is the President of R&A, to object to a Company Expenditure made by an employee of R&A who directly or indirectly reports to the President unless (I) such Company Expenditure was made contrary to the affirmative instructions of the President to such employee and (II) the President substantially contemporaneously informed the Board of R&A in writing that such Company Expenditure was being made over his contrary instructions, and provided, further, that, following such time as CMR is no longer an employee of R&A or any of its subsidiaries, if the Acquirer or R&A provide monthly financial statements to the CMR Representative setting forth the relevant information reasonably necessary for the CMR Representative to become aware of the amount of the Retained Operating Revenues and Company Expenditures for the preceding monthly period, the CMR Representative shall be deemed to have become aware of the information set forth therein within a reasonable period of time following his or her receipt thereof, and provided, further, that, following such time as CMR is no longer an employee of R&A or any of its subsidiaries, the CMR Representative shall not be permitted to object to aggregate Company Expenditures (excluding the Incentive Pool) with respect to any Applicable Year (other than the first Applicable Year following the Closing Date) if (W) the percentage of the Retained Operating Revenues for such Applicable Year represented by the aggregate Company Expenditures (excluding the Incentive Pool) for such Applicable Year is no greater than (X) the percentage of the Retained Operating Revenues for the immediately preceding Applicable Year that was represented by the aggregate Company Expenditures (excluding the Incentive Pool) for such immediately preceding Applicable Year; and provided, further, that, in the event that following the Closing Date the Acquirer exercises its right under Section 1(g) of the Revenue Sharing Agreement to restructure the revenue allocation arrangements provided for in the Revenue Sharing Agreement as of the Closing Date (e.g., by modifying the 65%/35% revenue sharing percentages) or otherwise amends or modifies such revenue sharing arrangements, the calculation of Applicable Cost Overruns hereunder thereafter shall nonetheless continue to be performed as if such restructuring, amendment or other modification to the revenue allocation arrangements as in effect on the Closing Date had not occurred.

		   "Applicable Cost Overruns Escrow Account Deposit" shall have the meaning specified in Section 1.2(b) hereof.

		   "Applicable Cost Overruns Escrow Agreement" shall mean an escrow agreement, reflecting the terms set forth in Section 1.2(b)(ii) and Section 1.3 hereof and otherwise in such form as is customary for transactions of the type contemplated hereby (including without limitation that it shall provide for a sharing of the out-of-pocket expenses of such escrow arrangement one-half by the Acquirer and one-half by the R&A Shareholders in the aggregate), entered into among the Acquirer, each of the R&A Shareholders and The Chase Manhattan Bank (or such other banking institution as has been mutually agreed to in writing by the Acquirer and the CMR Representative).

		   "Applicable Cost Overruns Statement" shall have the meaning specified in Section 1.3(c) hereof.

		   "Applicable Payment Date" shall have the meaning specified in Section 1.8 hereof.

		   "Applicable Payment Period" shall have the meaning specified in the definition of Applicable Year below.

		   "Applicable Revenues" shall mean, for any period, (i) the Total Revenues for such period, minus (ii) fifty percent (50%) of any Excess Performance Fees for such period.

		   "Applicable Year" shall mean each of the six consecutive twelve-month fiscal years of R&A commencing on or after March 31, 2002 (such seventy-two (72) month period, the "Applicable Payment Period").

		   "Asset Management Services" shall mean any services which involve acting as an "investment adviser" within the meaning of the Advisers Act, and performing activities related or incidental thereto.

		   "Asset Purchase" shall have the meaning specified in
Section 1.1 hereof.

		  "Assets Under Management" shall have the meaning specified in Section 6.3 hereof.

		  "Assumed RMC Obligations" shall mean, collectively,
(i) liabilities and obligations of RMC stated or adequately reserved against on the most recent balance sheet of RMC attached to the Schedules as Schedule 2.8, (ii) liabilities and obligations of RMC incurred after the date of the balance sheet of RMC described in clause
(i) of this definition in the ordinary course of business of RMC and
(iii) liabilities and obligations of RMC arising on or after the Closing Date under the contracts and other agreements of RMC included in the RMC Assets.

		  "Average Acquirer Stock Price" shall have the meaning specified in Section 1.8 hereof.

		  "Base Balance Sheet" shall have the meaning specified in Section 2.8(a)(i) hereof.

		  "Board Approval" shall mean the affirmative approval of the Board of R&A (including without limitation to the extent any such approval is required for a particular action under the terms of the Revenue Sharing Agreement).

		  "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

		  "Claims" shall mean any liens, claims, security interests, mortgages, pledges or encumbrances.

		  "Client" shall have the meaning specified in Section
3.12(a) hereof.

		  "Closing" shall have the meaning specified in Section
1.4 hereof.

		  "Closing Bonus Agreements" shall have the meaning specified in the recitals hereto.

		  "Closing Date" shall have the meaning specified in
Section 1.4 hereof.

		  "Closing Purchase Price" shall mean an amount equal to one hundred and fifteen million dollars ($115,000,000).

		  "CMR" shall have the meaning specified in the recitals hereto.

		  "CMR Representative" shall mean CMR, or such designee of CMR as has been notified to the Acquirer by CMR or his legal representatives in writing (upon which event such successor shall become the CMR Representative hereunder), and CMR or any such other designated CMR Representative is hereby authorized by each of the R&A Shareholders to take any action on their behalf which is required or permitted to be taken by the CMR Representative hereunder; provided, however, that, following such time as CMR is no longer an employee of R&A or any of its subsidiaries, the designation of any Person (other than CMR) as a CMR Representative shall be subject (at the time of such designation) to the consent of the Acquirer with respect to the identity of the Person so designated (such consent not to be unreasonably withheld or delayed, and to be deemed to have been granted if the Acquirer has not objected in writing to the identity of such Person within five (5) Business Days of being notified in writing thereof by CMR or his legal representative).

		   "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor code thereto.

		   "Company Expenditures" shall have the meaning specified in the Revenue Sharing Agreement.

		   "Confidentiality Agreement" shall have the meaning specified in Section 12.6 hereof.

		   "Consent" shall have the meaning specified in Section
6.3 hereof.

		   "Constituent Documents" shall mean the charter and by-laws of a corporation, the partnership agreement of a partnership, the trust agreement of a trust and the comparable documents of other entities.

		   "Contingent Payment Escrow Account Deposit" shall have the meaning specified in Section 1.7(c) hereof.

		   "Contingent Payment Escrow Agreement" shall mean an escrow agreement, reflecting the terms set forth in Section 1.7 hereof and otherwise in such form as is customary for transactions of the type contemplated hereby (including without limitation that it shall provide for a sharing of the out-of-pocket expenses of such escrow arrangement one-half by the Acquirer and one-half by the R&A Shareholders in the aggregate), entered into among the Acquirer, each of the R&A Shareholders and The Chase Manhattan Bank (or such other banking institution as has been mutually agreed to in writing by the Acquirer and the CMR Representative).

		   "Contingent Payments" shall have the meaning specified in Section 1.7 hereof.

		   "Contingent Payment Statement" shall have the meaning specified in Section 1.7(b) hereof.

		   "Deferred Compensation Plans" shall have the meaning specified in Section 5.2(a) hereof.

		   "Earnout Period" shall mean the period commencing on (and including) the Closing Date and ending on (and including) the sixth anniversary of the Closing Date; provided, however, that, in the event that no Contingent Payment Escrow Account Deposit is made pursuant to
Section 1.7 hereof with respect to the Year 5 Contingent Payment, the Earnout Period shall end on (and include) the fifth anniversary of the Closing Date.

		   "Election Forms" shall have the meaning specified in
Section 9.1(a) hereof.

		   "Elections" shall have the meaning specified in
Section 9.1(a) hereof.

		   "Employment Agreements" shall have the meaning specified in the recitals hereto.

		   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to such act.

		   "Escrow Account Deposit" shall mean, collectively, the Applicable Cost Overruns Escrow Account Deposit (together with any additional payments required to be made by the R&A Shareholders to the Acquirer pursuant to Section 1.3(b) hereof) and the Contingent Payment Escrow Account Deposits.

		   "Escrow Account Period" shall have the meaning specified in Section 1.7(c) hereof.

		   "Excess Performance Fees" shall mean the amount by which the Performance Fees for a particular period exceed ten percent (10%) of the Total Revenues for such period.

		   "Excluded RMC Fund" shall mean any Initial RMC Fund that has less than fifty million dollars ($50,000,000) of net assets (taken at fair market value) as of the fifth anniversary of the Closing Date; provided, however, that, upon written notice from the CMR Representative to the Acquirer at any time on or prior to five (5) Business Days following the fifth anniversary of the Closing Date, an Initial RMC Fund may be irrevocably designated by the CMR Representative as not constituting an Excluded RMC Fund (regardless of whether such Initial RMC Fund in fact has less than fifty million dollars ($50,000,000) of net assets as of the fifth anniversary of the Closing
Date); and provided, further, that, upon written notice from the Acquirer to the CMR Representative delivered within five (5) Business Days following the receipt by the Acquirer of a written notice from the CMR Representative pursuant to the immediately preceding proviso with respect to a particular Initial RMC Fund, such Initial RMC Fund may be irrevocably redesignated by the Acquirer as constituting an Excluded RMC Fund (notwithstanding the written notice delivered by the CMR Representative pursuant to the immediately preceding proviso), provided that the Acquirer shall be required to cause any such Initial RMC Fund to be wound up and liquidated promptly following the Acquirer's delivery of a written notice with respect to such Initial RMC Fund pursuant to this proviso.

		   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor to such act.

		   "Fund Board Approval" shall have the meaning specified in Section 3.3(a) hereof.

		   "Fund Shareholder Approval" shall have the meaning specified in Section 3.3(a) hereof.

		   "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

		   "Governmental Authority" shall mean any federal, state, local or foreign governmental or administrative authority, agency or commission, or any court, tribunal or other judicial or arbitral body.

		   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

		   "Indemnification Cut-Off Date" shall have the meaning specified in Section 10.3(d) hereof.

		   "Initial RMC Fund" shall have the meaning specified in the definition of Performance Fees below.

		   "Investment Advisory Services" shall have the meaning specified in Section 3.12(a) hereof.

		   "Investment Company Act" shall mean the Investment Company Act of 1940, as the same may be amended from time to time, and any successor to such act.

		   "Knowledge of the Royce Companies" shall mean the actual knowledge of CMR, John D. Diederich, Howard J. Kashner or W. Whitney George.

		   "Laws and Regulations" shall have the meaning specified in Section 2.14 hereof.

		   "Leased Real Property" shall have the meaning specified in Section 2.6 hereof.

		   "Management Committee" shall have the meaning specified in the Revenue Sharing Agreement.

		   "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on (i) the business, properties, financial condition, operations, assets, liabilities or results of operations of the applicable Person and its subsidiaries taken as a whole (which, for purposes of a Material Adverse Effect on the Royce Companies, shall include R&A, RMC, New RMC and RFS, taken as a whole), other than to the extent any such effect has resulted from (a) the announcement of the transactions contemplated by this Agreement, (b) changes in the legal or regulatory conditions that generally affect the businesses in which such Person and its subsidiaries are engaged, (c) changes in the financial services industry in general or (d) with respect to either of the Royce Companies, any terminations or reductions in investment management relationships occurring prior to the Closing (whether or not resulting in the failure of the condition contained in Section 6.3 of this Agreement to be satisfied), other than any failure of a Minor Proprietary Fund Client to obtain its Fund Shareholder Approval (which shall be included in any determination as to whether a Material Adverse Effect has occurred), or (ii) such Person's ability to consummate the transactions contemplated hereby.

		   "Minor Proprietary Fund Client" shall mean any
Proprietary Fund Client having net assets of less than ten million dollars ($10,000,000) as of the date of this Agreement.

		   "NASD" shall mean the National Association of Securities Dealers, Inc.

		   "New RMC" shall have the meaning specified in the recitals hereto.

		   "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

		   "Performance Fees" shall mean, for any period, all "carried interests" and other performance-related fees (other than allocations which are made pro rata based on contributed capital) that constitute consolidated gross revenues of R&A and any subsidiaries thereof during such period, determined on an accrual basis in accordance with generally accepted accounting principles consistently applied; provided, however, that in the case of any investment advisory,sub-advisory or management contract or other arrangement that provides for a fee calculation consisting in part of a "base fee" rate (or similar fee rate) and in part of a separate performance-related component, none of the gross revenues actually derived in a particular period from the application of such base fee rate shall constitute "Performance Fees" hereunder; and provided,further, that for purposes of calculating the amount of the Year 3 Contingent Payment and the Year 4 Contingent Payment under Section 1.7 hereof (and the related calculations required under Section 1.7 in determining the distribution of Contingent Payment Escrow Account Deposits made in respect of such Contingent Payments), all "carried interests" and other performance-related fees that constitute gross revenues of New RMC derived from Private Fund Clients that were clients of New RMC as of the Closing Date (collectively, the "Initial RMC Funds") shall be excluded from Performance Fees (but, for the avoidance of doubt, any other such gross revenues of New RMC shall be included); and provided, further, that for purposes of calculating the amount of the Year 5 Contingent Payment under Section 1.7 hereof (and the related calculations required under Section 1.7 in determining the distribution of any Contingent Payment Escrow Account Deposit made in respect of such Contingent Payment), the average (arithmetic mean) annual gross revenues of New RMC consisting of "carried interests" and other performance-related fees (other than allocations which are made pro rata based on contributed capital) derived from Initial RMC Funds during the three-year period commencing on the second anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date (other than any such revenues derived from Excluded RMC Funds, which revenues shall not be included in Performance Fees for purposes of calculating the amount of the Year 5 Contingent Payment) shall be included in Performance Fees (in lieu of including in Performance Fees solely the gross revenues of New RMC consisting of "carried interests" and other performance-related fees derived from such Initial RMC Funds during the twelve-month period immediately preceding such fifth anniversary).

		   "Person" shall mean any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture,unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

		   "Plans" shall have the meaning specified in Section
2.16(a) hereof.

		   "Pre-Closing Tax Period" shall have the meaning specified in Section 9.2(a) hereof.

		   "Private Fund Clients" shall mean, collectively, each of the collective investment vehicles organized as a limited liability company or a limited partnership whose assets are managed by R&A or RMC as of the date of this Agreement that is not registered as an investment company under the Investment Company Act.

		   "Private Fund Consent" shall have the meaning specified in Section 3.3(b) hereof.

		   "Proprietary Fund Clients" shall have the meaning specified in Section 2.7(c) hereof.

		   "Purchase Price" shall mean (i) the sum of (A) the Closing Purchase Price plus (B) the aggregate amount of any Contingent Payments received by the R&A Shareholders pursuant to Section 1.7 hereof (which, for the avoidance of doubt, shall not include any portion of a Contingent Payment Escrow Account Deposit or Applicable Cost Overruns Escrow Account Deposit that remains in escrow or has been distributed back to the Acquirer, and shall not include earnings on amounts deposited in escrow hereunder).

		   "Purchase Price Allocation" shall have the meaning specified in Section 9.1(b) hereof.

		   "QPAM Exemption" shall have the meaning specified in
Section 2.7(f) hereof.

		   "Qualified Plan" shall have the meaning specified in
Section 2.16(b) hereof.

		   "Registered Fund Clients" shall have the meaning specified in Section 2.7(c) hereof.

		   "Registration Rights Agreement" shall mean a registration rights agreement, reflecting the terms set forth in Section
1.8 hereof and otherwise in such form as is customary for transactions of the type contemplated hereby, entered into among the Acquirer and each of the R&A Shareholders.

		   "Retained Operating Revenues" shall have the meaning specified in the Revenue Sharing Agreement.

		   "Restricted Period" shall have the meaning specified in Section 3.12(a) hereof.

		   "Revenue Sharing Agreement" shall have the meaning specified in the recitals hereto.

		   "Revenue Sharing Period" shall mean the term of the Revenue Sharing Agreement, as the same may be terminated or continued pursuant to Section 4 thereof.

		   "RFS" shall have the meaning specified in Section 2.2 hereof.

		   "RMC" shall have the meaning specified in the recitals hereto.

		   "RMC Assets" shall mean all of the tangible and intangible assets of RMC used in the conduct of the business of RMC as of immediately prior to the Closing.

		   "RMC Excluded Assets" shall mean, collectively, (i) that portion of the capital account of RMC in each Private Fund Client of RMC that is in excess of one percent (1.0%) of the aggregate capital account balances of the partners in such Private Fund Client as of immediately prior to the Closing, and (ii) all rights to receive payments of fees (including without limitation management fees and payments of carried interest) and expense reimbursements from Private Fund Clients of RMC with respect to periods preceding the Closing
Date.

		   "RMC Partners" shall have the meaning specified in
Section 2.3(a) hereof.

		   "RMC Partnership Interests" shall have the meaning specified in Section 2.3(a) hereof.

		   "Royce Business" shall have the meaning specified in the recitals hereto.

		   "Royce Companies" shall have the meaning specified in the recitals hereto.

		   "Royce Indemnified Party" shall have the meaning specified in Section 10.4 hereof.

		   "Rule 12b-1 Fees" shall have the meaning specified in the definition of Total Revenues below.

		   "R&A" shall have the meaning specified in the preamble hereto.

		   "R&A Non-Voting Shares" shall have the meaning specified in the recitals hereto.

		   "R&A Shareholders" shall have the meaning specified in the preamble hereto.

		   "R&A Shares" shall have the meaning specified in the recitals hereto.

		   "R&A Voting Shares" shall have the meaning specified in the recitals hereto.

		   "Sales Charges" shall have the meaning specified in the definition of Total Revenues below.

		   "Schedules" shall have the meaning specified in
Section 2.1 hereof.

		   "SEC" shall mean the United States Securities and Exchange Commission, or any successor agency thereto.

		   "Securities Act" shall mean the Securities Act of 1933, as the same may be amended from time to time, and any successor to such act.

		   "Stock Component" shall have the meaning specified in
Section 1.8 hereof.

		   "Stock Purchase" shall have the meaning specified in
Section 1.1 hereof.

		   "Straddle Period" shall have the meaning specified in
Section 9.2(b) hereof.

		   "Tax Authority" shall mean the Internal Revenue Service and any similar state, local or foreign authority having jurisdiction over Taxes

		   "Tax Return" shall mean any return, claim for refund, declaration, report, information return, statement or other document (including any related or supporting information) filed or required to be filed with any Tax Authority with respect to Taxes.

		   "Taxes" shall mean all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative or add-on minimum taxes, franchise taxes, capital stock taxes, sales taxes, use taxes, ad valorem or value added taxes, employment and payroll-related taxes, withholding taxes, real estate taxes, stamp taxes, gift taxes and transfer taxes.

		   "Total Revenues" shall mean, for any period, the consolidated gross revenues of R&A and its subsidiaries (less any portion thereof attributable to any minority equity interest in a subsidiary held by a third party other than an employee of R&A or any of its subsidiaries) from whatever source derived, calculated on an accrual basis in accordance with GAAP consistently applied; provided, however, that Total Revenues also shall have added to it any revenue "credits" contemplated by Section 5.8(iii) of this Agreement (but shall not otherwise include any gains realized by R&A or any of its subsidiaries from any sale of assets of R&A or any of its subsidiaries); and provided, further, that Total Revenues shall not include (i) any fees or reimbursements paid pursuant to a plan established under Rule 12b-1 under the Investment Company Act of 1940 ("Rule 12b-1 Fees"), or any front-end, level or back-end sales loads or other similar sales charges ("Sales Charges"), in either such case received by R&A or any of its subsidiaries from any registered investment company or its shareholders, to the extent that such 12b-1 Fees or Sales Charges are offset by payments to third parties in respect of distribution and/or shareholder servicing, or (ii) interest or dividend income received by R&A or any of its subsidiaries on non-operating investments made for their own account (for the avoidance of doubt, other than investments made by R&A or any of its subsidiaries in subsidiaries of R&A); and provided, further, that for purposes of calculating the amount of the Year 3 Contingent Payment and the Year 4 Contingent Payment under Section 1.7 hereof (and the related calculations required under Section 1.7 in determining the distribution of Contingent Payment Escrow Account Deposits made in respect of such Contingent Payments), all gross revenues of New RMC derived from Initial RMC Funds shall be excluded from Total Revenues (but, for the avoidance of doubt, any other gross revenues of New RMC shall be included); and provided, further, that for purposes of calculating the amount of the Year 5 Contingent Payment under Section
1.7 hereof (and the related calculations required under Section 1.7 in determining the distribution of any Contingent Payment Escrow Account Deposit made in respect of such Contingent Payment), the average (arithmetic mean) annual gross revenues of New RMC derived from Initial RMC Funds during the three-year period commencing on the second anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date (other than any such revenues derived from Excluded RMC Funds, which revenues shall not be included in Total Revenues for purposes of calculating the amount of the Year 5 Contingent
Payment) shall be included in Total Revenues (in lieu of including in Total Revenues solely the gross revenues of New RMC derived from such Initial RMC Funds during the twelve-month period immediately preceding such fifth anniversary).

	"Transaction Documents" shall mean, collectively, this Agreement, the Revenue Sharing Agreement, the Employment Agreements, the Closing Bonus Agreements, the Contingent Payment Escrow Agreement, the Applicable Cost Overruns Escrow Agreement and the Registration Rights Agreement.

	"Year 5 Contingent Payment" shall have the meaning specified in
Section 1.7(a) hereof.

	"Year 5 Revenue Shortfall" shall have the meaning specified in
Section 1.7(c) hereof.

	"Year 4 Contingent Payment" shall have the meaning specified in
Section 1.7(a) hereof.

	"Year 4 Revenue Shortfall" shall have the meaning specified in
Section 1.7(c) hereof.

	"Year 6 Revenue Shortfall" shall have the meaning specified in
Section 1.7(c) hereof.

	"Year 3 Contingent Payment" shall have the meaning specified in
Section 1.7(a) hereof.

SECTION 12.     MISCELLANEOUS
		12.1 Fees and Expenses. The rights and obligations of the parties hereto with respect to fees and expenses are as follows:

		(a) Except to the extent otherwise provided in paragraph (b) below, the Acquirer shall pay its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement (including without limitation all filing fees payable under the HSR Act in connection therewith), and R&A shall pay its own expenses and the expenses of each R&A Shareholder (including without limitation the fees set forth in Schedule 2.15, all costs related to acquiring any necessary consents to the transactions contemplated hereby of investors in Private Fund Clients, and all costs described in Section 12.1(b) below in the event that the Closing does not occur) incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement; and

		 (b) In the event that the Closing occurs, each of the Acquirer, on the one hand, and R&A, on the other hand, shall pay fifty percent (50%) of the costs and expenses incurred by the Registered Fund Clients in connection with the transactions contemplated hereby, including without limitation costs and expenses with respect to document preparation (including reasonable attorneys' fees), printing and mailing of proxy statements, proxy solicitation and the holding of board and shareholder meetings in connection therewith (and said funds shall be reimbursed for such costs and expenses, to the extent borne by them).

		  12.2 Dispute Resolution. All disputes arising in connection with this Agreement (including without limitation disputes with respect to claims for indemnification under Section 10 hereof) shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in New York City, New York before three arbitrators, one of which shall be selected by the CMR Representative, one of which shall be selected by the Acquirer, and one of which shall be selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules, each of whom shall have substantial business experience in the investment management industry, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules. The parties hereto agree that they will participate in any such arbitration in good faith and that they will share equally its costs except as otherwise provided herein. The provisions of this Section 12.2 shall be enforceable in any court of competent jurisdiction, and the parties shall bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein. The costs and expenses of the prevailing party (including without limitation the reasonable legal fees and expenses of the prevailing party, and any costs and expenses incurred by the prevailing party in connection with compelling arbitration) shall be paid by the unsuccessful party to the proceeding. The arbitrator may provide for injunctive relief and/or damages, but in no event shall punitive or consequential damages be awarded. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for the costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award in court.

		  12.3    Waivers.  Any waiver of any terms or
conditions or of the breach of any covenant, representation or warranty contained in this Agreement in any one instance shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure or delay at any time or times by a party to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any provision hereof; provided that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived, and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

		   12.4 Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York.

		   12.5 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall be delivered by facsimile, overnight courier or by hand in person, and shall be deemed to have been given upon receipt by the recipient. All notices to a party will be sent to the addresses set forth below or to such other address or person as the Acquirer or the CMR Representative, as applicable, shall notify in writing to the other:


TO THE ACQUIRER:           Legg Mason, Inc.
			   100 Light Street
			   Baltimore, MD 21202
			   Attention:  General Counsel
			   Facsimile No.:  (410) 454-4607


With copies to:




TO R&A OR ANY R&A          CMR, c/o Royce & Associates, Inc.
SHAREHOLDER:               8 Sound Shore Drive
			   Greenwich, CT  06830
			   Facsimile No.:  (203) 869-4145
			   With copies to:
			   Howard J. Kashner, c/o Royce & Associates, Inc.
			   1414 Avenue of the Americas
			   New York, NY  10019
			   Facsimile No. :  (212) 832-8921

			   Simpson Thacher & Bartlett
			   425 Lexington Avenue
			   New York, NY  10017
			   Attn:  Robert D. Goldbaum
			   Facsimile No.:  (212) 455-2502

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

		  12.6 Entire Agreement. This Agreement and the other Transaction Documents (together with any other documentation entered into among any of the parties hereto concurrently with the transactions contemplated hereby) are complete, reflect the entire agreement of the parties with respect to their subject matter, and supersede all previous written or oral negotiations, commitments and writings (other than the Confidentiality Agreement, amongst certain of the parties hereto, which shall survive the execution and delivery of this Agreement and remain in full force and effect in accordance with its terms until the Closing). No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in the other Transaction Documents, and all inducements to the making of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, which were relied upon by any party hereto have been expressed herein or in such other Transaction Documents.

		  12.7 Assignability; Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the Acquirer, on the one hand, and prior to the Closing, R&A, or following the Closing, the CMR Representative, on the other hand.
Any transfer by Legg Mason, Inc. of a majority of the outstanding voting capital stock of R&A (whether structured as a sale of stock, a merger or otherwise) or of any direct or indirect parent of R&A, (other than Legg Mason, Inc.) shall be deemed an assignment by Legg Mason in violation of the terms of this Section 12.7, unless the ultimate parent of the purchaser (or other successor entity) shall have agreed in writing to perform all of the covenants and agreements of Legg Mason, Inc. arising under this Agreement from and after the date of such transaction (provided that such written agreement shall not be deemed to release Legg Mason, Inc. from such covenants and agreements under this Agreement to the extent not so performed by such ultimate parent of such successor entity). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns.

		   12.8 No Third Party Beneficiaries. Except (i) with respect to Affected Employees under Section 5.2, (ii) with respect to the Persons referred to in Section 5.7 (to the extent of the insurance and indemnification matters provided for therein), and (iii) with respect to Acquirer Indemnified Parties and Royce Indemnified Parties under Section 10, (each of which is intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

		    12.9 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

		    12.10   Execution in Counterparts.  For the
convenience of the parties and to facilitate execution, this Agreement may be (i) executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same document, and (ii) executed by facsimile.

		    12.11 Amendments. Except to the extent otherwise expressly set forth herein, this Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the Acquirer, on the one hand, and prior to the Closing, R&A (which shall be authorized to amend this Agreement or waive provisions hereof on its own behalf and on behalf of each of the R&A Shareholders), or following the Closing, the CMR Representative, on the other hand; provided that, any such amendment that adversely affects any of the R&A Shareholders other than CMR (or his estate, if applicable) in a manner different from the effect of such amendment on CMR (or his estate, if applicable) also shall require the written consent of such adversely affected R&A Shareholder.

		    12.12 Publicity and Disclosures. On each of the dates of the execution of this Agreement and the Closing, the Acquirer and R&A shall issue joint press releases (the wording of which shall be mutually agreed upon by R&A and the Acquirer) announcing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, respectively. In addition, officers of the Acquirer may make presentations to and engage in discussions, as the Acquirer deems appropriate, with securities analysts concerning the matters covered by this Agreement after the execution and delivery of this Agreement by the parties hereto, including presentations or discussions that are made available to the public; provided, however, that CMR shall be permitted to attend any such presentations and discussions of the Acquirer. Except as provided in this Section 12.12, none of the Royce Companies, the R&A Shareholders, the RMC Partners or the Acquirer, without the consent (oral or written) of both the Acquirer and the CMR Representative (which consent shall not be unreasonably withheld), shall make any announcement, issue any press release or make any disclosure to any third party, except to its respective counsel, accountants and other experts, concerning this Agreement or the transactions contemplated hereby, except as may be required by applicable Laws and Regulations (and then only after providing each of the Acquirer and the CMR Representative with a reasonable opportunity to comment on the content of any such required disclosure, and reflecting any reasonable comments of either such Person with respect to the content of such disclosure).

		  12.13 Consent to Jurisdiction. Subject to the provisions of Section 12.2 hereof, each of the parties hereto hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the County, City and State of New York for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought, and hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 12.5 hereof. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or in any other manner permitted by law, and nothing contained in this Section 12.13 shall affect the right of a party to serve legal process or to bring any action or proceeding in the courts of other jurisdictions (subject to the provisions of Section 12.2 hereof).

		   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


					    LEGG MASON, INC.



					    By:
					    Name:
					    Title:


					    ROYCE & ASSOCIATES, INC.


					    By:
					    Name:
					    Title:


					    ROYCE MANAGEMENT COMPANY



					    By:
					    Name:
					    Title:


					    CHARLES M. ROYCE



					    By:  /s/ Charles M. Royce
						 Charles M. Royce



					    CHARLES M. ROYCE 1999 4-YEAR TRUST



					    By: /s/Karen Free Royce
						Karen Free Royce
						Trustee

					    CHARLES M. ROYCE 1999 2-YEAR TRUST



					    By: /s/Karen Free Royce
						Karen Free Royce
						Trustee


					    J-A-C 1999 TRUST



					    By: /s/Karen Free Royce
						Karen Free Royce
						Trustee


					    W-C-R 1999 TRUST



					    By: /s/Karen Free Royce
						Karen Free Royce
						Trustee